ASSET PURCHASE AGREEMENT

By and Among

Perficient, Inc.,

Perficient DCSS, Inc.

and

Digital Consulting & Software Services, Inc.

Dated as of July 20, 2006

i

3.22	Broker’s Fees	26
3.23	Bank Accounts	26
3.24	Copies of Business Records and Other Materials	26
3.25	Environmental Matters	26

	ARTICLE IV
	REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

4.01	Corporate Organization and Qualification	27
4.02	Capitalization	27
4.03	No Prior Activities of Buyer	28
4.04	Authority; No Violations	28
4.05	Consents and Approvals	29
4.06	Broker’s Fees	29
4.07	Reports; Financial Statements	29
4.08	No Undisclosed Material Liabilities	30
4.09	Absence of Certain Changes or Events	30
4.10	Continued Listing of Stock	30
4.11	Valid Issuance of Parent Common Stock	30
4.12	Funds Available	30
4.13	Disclosure	31

	ARTICLE V
	PRE-CLOSING COVENANTS

5.01	Conduct of Business	31
5.02	Access to Information; Confidentiality	31
5.03	No Solicitation of Transactions	31
5.04	Regulatory Matters	32
5.05	Commercially Reasonable Efforts	32
5.06	Notification; Disclosure Supplements	32

	ARTICLE VI
	ADDITIONAL AGREEMENTS

6.01	Non-Compete Agreement	33
6.02	Securities Matters	34
6.03	Transition Services Agreement; Hiring of Continuing Employees	40
6.04	Employee Benefit Plans	40
6.05	Publicity	41
6.06	Taxes	41
6.07	Accounts Receivable	42
6.08	Audited Financial Statements	42
6.09	Reserved Accounts Receivable Collections	42
6.10	Lease Assignments; Temporary Occupancy Agreement	43

	ARTICLE VII
	CONDITIONS PRECEDENT

7.01	Conditions to Each Party’s Obligation	43
7.02	Conditions to Obligations of Parent and Buyer	43
7.03	Conditions to Obligations of Seller	45

	ARTICLE VIII
	TERMINATION AND AMENDMENT

8.01	Termination	46
8.02	Effect of Termination	46
8.03	Expenses	46
8.04	Amendment	46
8.05	Extension; Waiver	46

	ARTICLE IX
	INDEMNIFICATION

9.01	Agreement to Indemnify	47
9.02	Survival of Indemnity	48
9.03	Additional Provisions	48
9.04	Claim Notice; Definitions; Third Party Claim Procedures	49
9.05	Independent Investigation	51

	ARTICLE X
	GENERAL PROVISIONS

10.01	Notices	51
10.02	Interpretation	52
10.03	Counterparts and Facsimile Signatures	52
10.04	Entire Agreement	52
10.05	Governing Law	53
10.06	Arbitration	53
10.07	Enforcement of Agreement	53
10.08	Severability	53
10.09	Assignment	53

EXHIBIT LIST

EXHIBIT A	Form of Bill of Sale

EXHIBIT B	Form of Escrow Agreement

EXHIBIT C	Form of Confidentiality and Intellectual Property Assignment Agreement

EXHIBIT D	Form of Non-Compete Agreement (Key Seller Interest Holders)

EXHIBIT E	Form of Stock Restriction and Non-Compete Agreement (Key Continuing Employees)

EXHIBIT F	Form of Temporary Occupancy Agreement

EXHIBIT G	Form of Transition Services Agreement

EXHIBIT H	Form of Opinion of Counsel to Seller

EXHIBIT I	Form of Opinion of Counsel to Parent and Buyer

EXHIBIT J	Form of Contractor Services Agreement

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (the “Agreement”) dated as of July 20, 2006, by and among Perficient, Inc., a Delaware corporation (“Parent”), Perficient DCSS, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Buyer”), and Digital Consulting & Software Services, Inc., a Texas corporation (“Seller”).

Seller, through its Energy, Government and General Business unit (the “EGG Division”), provides information technology consulting and staffing solutions to its EGG Division customers (the “Business”).

Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, substantially all of Seller’s assets and properties used or held for use in connection with the EGG Division, and in connection therewith, Buyer has agreed to assume certain of the liabilities of Seller relating to the Business, all on the terms and conditions set forth herein (the “Acquisition”).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

1.01  Definitions. As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

“Accounts Receivable” means any and all accounts receivable and notes receivable of or amounts owing or payable to Seller relating to the EGG Division, together with all completed but unbilled services and costs and estimated earnings in excess of billings related to the EGG Division’s work in progress, all as of the Closing Date.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition and this Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

“Ancillary Agreements” means the Escrow Agreement, the Bill of Sale, the Temporary Occupancy Agreement and the Transition Services Agreement.

“Assets” means all the tangible and intangible assets owned, leased, or licensed by Seller that are used or held for use in connection with the EGG Division.

“Backlog” means expected revenue committed under signed customer Contracts but not yet recognized as revenue under GAAP as of the Closing Date.

“Bill of Sale” means the Assignment and Assumption Agreement and Bill of Sale to be entered into by and between Buyer and Seller, substantially in the form attached as Exhibit A hereto.

“Business Records” means any and all books related to the Business, as well as records, files, documentation, data or information of Seller that have been or now are used in connection with the Business and/or EGG Division.

“Choses in Action” means a right to receive or recover property, debt, or damages on a cause of action, whether pending or not and whether arising in contract, tort or otherwise. The term shall include rights to indemnification, damages for breach of warranty or any other event or circumstance, judgments, settlements, and proceeds from judgments or settlements.

“Code” means the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

“Commercially Reasonable Efforts” means the prompt, substantial and persistent efforts that a prudent person desirous of achieving a result and having an incentive to and interest in achieving such result would use in similar circumstances to achieve that result as expeditiously as reasonably possible; provided, that in applying its Commercially Reasonable Efforts a party shall be required to expend only such resources as are commercially reasonable in the applicable circumstances.

“Commonly Controlled Entity” means any corporation, trade, business, or entity under common control with Seller, within the meaning of Sections 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA.

“Competing Business” means any Person that offers or is demonstrably planning to offer Competitive Products or Services.

“Competitive Products or Services” means any products or services that are competitive with the products or services being offered, marketed, or actively developed (as evidenced by internal company documents and records, including e-mail) by Parent, any subsidiary of Parent or the EGG Division as of the Closing Date, including technology consulting services, technology design services, software development services, software integration services, systems integration services, software implementation services, technology outsourcing services, hosting services or technology staffing services.

“Consents” means all consents and approvals of third parties or Governmental Entities, in each case that are necessary in order to transfer the Acquired Assets to Buyer pursuant hereto and otherwise to consummate the transactions contemplated hereby.

“Continuing Employees” means the employees of the EGG Division, as set forth on Schedule 3.13(d), that will be offered employment with Buyer effective as of the end of the Transition Period.

“Continuing Independent Contractors” means the independent contractors performing services for the EGG Division as of the date of this Agreement, as set forth on Schedule 3.13(d), that will each be offered the opportunity to enter into Parent’s standard Contractor Services Agreement with Parent or Buyer effective as of the end of the Transition Period.

“Contracts” means all written or oral contracts, agreements, leases, licenses and other arrangements pursuant to which Seller enjoys any right or benefit or undertakes any obligation related to the EGG Division.

“Covered Client” means any of Parent’s, any subsidiary of Parent’s or the EGG Division’s clients as of the Closing Date.

“Current Assets” means the sum of (i) Accounts Receivable (net of allowances for doubtful accounts), and (ii) prepaid assets, deposits and other current assets specifically identified on the Estimated Statement, in each case, relating solely to the EGG Division, as revised by the Closing Date Statement.

“Current Employee Benefit Plan” means each Employee Benefit Plan that is currently sponsored, maintained, contributed to, or agreed to by Seller or any Commonly Controlled Entity or under which Seller or any Commonly Controlled Entity has any current or future obligations.

“Damages” means any and all claims, demands, suits, proceedings, judgments, losses, charges, Taxes, penalties and fees, costs and expenses (including reasonable attorneys’ fees and expenses) sustained, suffered or incurred by an Indemnified Party in connection with, or related to, any matter which is the subject to the indemnification provisions hereof, subject to the limitations on indemnification set forth in Sections 9.02 and Section 9.03. “Damages” shall not include (i) any incidental, consequential, indirect, special or punitive damages, (ii) any amount for which reimbursement is received by Parent, Buyer or Seller, as the case may be, pursuant to insurance policies or third-party payments by virtue of indemnification or subrogation received by such party which Parent, Buyer and Seller shall use their Commercially Reasonable Efforts to pursue, and (iii) shall be determined net of any tax benefit actually realized by the Indemnified Party as a result of the claim.

“DCSS Marks” means any and all rights, title and interest to the names “Digital Consulting & Software Services”, “DCSS”, “DC&SS”, “DCSS Ability”, “Lab Answer” or any of the other names used by Seller or its Affiliates, and any trademarks, service marks or other intellectual property rights related thereto.

“Employee Benefit Plan” means each (i) employee benefit plan within the meaning of Section 3(3) of ERISA, (ii) employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA, and (iii) personnel policy; stock option plan; stock purchase plan; equity compensation plan; phantom equity or appreciation rights plan; collective bargaining agreement; bonus plan or arrangement; incentive award plan or arrangement; vacation policy; severance pay plan, policy, or agreement; deferred compensation agreement or arrangement; executive compensation or supplemental income arrangement; consulting agreement; employment agreement; and other employee benefit plan, agreement, arrangement, program, practice, or understanding, which is sponsored, maintained, contributed to, or agreed to by Seller or any Commonly Controlled Entity for the benefit of the employees, former employees, independent contractors, or agents of Seller or any Commonly Controlled Entity or has been so sponsored, maintained, contributed to, or agreed to at any time within six years prior to Closing Date.

“Encumbrances” means any and all restrictions on or conditions to transfer or assignment, claims, liens, pledges, security interests, deeds of trust, tenancies, other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, rights of first refusal, defects in title, encroachments, mortgages, restrictions, and other burdens, options, or encumbrances of any kind, whether accrued, absolute, contingent or otherwise affecting the Acquired Assets.

“Environmental Law” means any statute, code, ordinance, law, rule, regulation, order, writ, judgment, injunction or decree, published policies and guidelines of any Governmental Entity, applicable to Seller or by which any property or asset of Seller is bound or affected relating or pertaining to the public health and safety or the environment or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, removal, discharge or disposal of Hazardous Materials, including (i) the Solid Waste Disposal Act, 42 U.S.C. 6901 et seq., as amended, (ii) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended, (iii) the Clean Water Act, 33 U.S.C. § 1251 et seq., as amended, (iv) the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended, (v) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended, (vi) the Emergency Planning and Community Right To Know Act, 15 U.S.C. § 2601 et seq., as amended, and (vii) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agreement” means the Escrow Agreement to be entered into among Parent, Buyer, Seller and Continental Stock Transfer & Trust Company, as Escrow Agent, substantially in the form attached hereto as Exhibit B, with such modifications as may be reasonably acceptable to Parent, Buyer and Seller as requested by the Escrow Agent.

“GAAP” means United States generally accepted accounting principles in effect from time to time applied consistently throughout the periods involved.

“Governmental Entity” means any court, administrative agency, regulatory agency or commission or other governmental authority or instrumentality.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law and including, without limitation: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, asbestos containing materials, polychlorinated biphenyls or radon.

“Intellectual Property Rights” means any and all rights existing now or in the future under patent law, copyright law, neighboring rights law, industrial design rights law, moral rights law, database protection law, trade secret law, trademark law, unfair competition law, publicity rights law, privacy rights law, licenses and other conveyances and any and all similar proprietary rights, and any and all renewals, extensions and restorations thereof, now in force and effect, whether worldwide or in individual countries or regions, that are owned or licensed by Seller and used in connection with the operation of the Business; provided, however, that “Intellectual Property Rights” shall not include any rights to the DCSS Marks.

“Liabilities” means any direct or indirect liability, indebtedness, obligation, guarantee or endorsement, whether known or unknown, whether accrued or unaccrued, whether absolute or contingent, whether due or to become due, or whether liquidated or unliquidated, of Seller relating to the EGG Division or the Acquired Assets.

“Material Contracts” means any (a) Contract relating to the provision of services by Seller through the EGG Division, which Contract is of an amount or value in excess of $40,000, or (b) any Contract that is not cancelable within 30 days, and which requires future payments to another Person by Seller related to the EGG Division of more than $40,000.

“Net Working Capital” means the Current Assets less the Assumed Liabilities reflected on the Estimated Statement, as revised by the Closing Date Statement or pursuant to the procedures set forth in Section 2.07, as applicable.

“Non-Compete Period” means the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date.

“Parent Common Stock” means Parent’s common stock, par value $0.001 per share.

“Parent Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the business or financial condition of Parent and its subsidiaries, taken as a whole; provided, however, that in no event shall any of the following be deemed to constitute or be taken into account in determining a Parent Material Adverse Effect: any event, circumstance, change or effect that results from (i) changes affecting the economy generally, (ii) the public announcement or pending nature of this Agreement and the transactions contemplated hereunder, or (iii) Parent’s compliance with the terms of this Agreement.

“Parent Stock Per Share Price” means the average closing sale price of one share of Parent Common Stock as reported on the NASDAQ Global Select Market for the thirty (30) consecutive trading days ending on the date that is one (1) trading day immediately preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Permits” means all licenses, permits, authorizations, certificates, franchises, variances, waivers, consents and other approvals from any Governmental Entity relating to the operation of the Business.

“Permitted Encumbrances” means (i) any Encumbrance for current Taxes that are not yet due or payable, (ii) any Encumbrance for Tax assessments and other charges or claims with respect to Taxes that are due and payable and the validity of which are being contested in good faith by appropriate proceedings (as described on Schedule 3.12) and for which adequate reserves have been established by Seller in accordance with GAAP, (iii) any minor imperfection of title or similar Encumbrance which individually or in the aggregate with other such Encumbrances does not materially impair the value of the property subject to such Encumbrance or the use of such property in the conduct of the Business, (iv) mechanics’ and materialmen’s liens incurred in the ordinary course of business, (v) statutory liens of landlords’ and workmen’s, repairmen’s, warehousemen’s and carriers’ liens and other similar Encumbrances arising in the ordinary course of business, (vi) requirements incurred or other Encumbrances relating to deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security, and other similar statutory requirements, (vii) Encumbrances constituted by the terms of any Assigned Contract, (viii) Encumbrances, deposits or pledges to secure the performance of bids, tenders, Contracts (other than Contracts for the payment of money), leases, public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business, (ix) judgment and other similar Encumbrances arising in connection with court proceedings, provided the execution or other enforcement of such Encumbrance is effectively stayed and the claim secured thereby are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established by Seller in accordance with GAAP, or (x) easements, rights-of-way, restrictions and other similar Encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by Seller of the Acquired Assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.

“Personal Property” means all of the machinery, equipment, computer hardware, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventories, supplies, plant, spare parts, and other tangible personal property that is owned or leased by Seller and used in the operation of the Business.

“Prospective Client” means any Person that, as of the Closing Date: (i) Parent, any subsidiary of Parent or the EGG Division have spent time and resources courting or developing as a potential user of Parent’s, any subsidiary of Parent’s or the EGG Division’s Competitive Products or Services as evidenced by internal company documents and records (including e-mail); or (ii) has entered into specific discussions with Parent, any subsidiary of Parent or the EGG Division regarding Parent, any subsidiary of Parent or the EGG Division potentially providing its services or products to the Person.

“Real Property” means all land, buildings, structures, improvements, and fixtures thereon, together with all rights of way, easements, privileges, and appurtenances pertaining or belonging thereto, that are owned or leased by Seller and used in connection with the operation of the EGG Division.

“Restricted Area” means any geographic market: (i) in which the EGG Division conducts any material portion of the Business prior to the Closing Date; and/or (ii) in which Parent or any of its subsidiaries are conducting business or actively pursuing a material amount of business during the Non-Compete Period as evidenced by definite and demonstrable actions by Parent or any such subsidiary with respect to the area (e.g., contacting Covered Clients or Prospective Clients to solicit material business opportunities, contacting suppliers or vendors regarding material business opportunities, actively conducting feasibility research of the area, etc.).

“Seller Retention Bonus Plan” means that certain Retention Bonus Plan implemented by Seller prior to the date of this Agreement and pursuant to which retention bonuses will be payable as of and conditioned upon the Closing to the Key Continuing Employees as incentive compensation for and in consideration of services rendered by the Key Continuing Employees to Seller pursuant to the terms of such Retention Bonus Plan.

“Seller Interest Holders” means the holders of capital stock of Seller or other securities exercisable, exchangeable or convertible into capital stock of Seller and any other person that owns a beneficial interest, directly or indirectly, in Seller.

“Seller Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the Acquired Assets or Business of the EGG Division, taken as a whole; provided, however, that in no event shall any of the following be deemed to constitute or be taken into account in determining a Seller Material Adverse Effect: any event, circumstance, change or effect that results from (i) changes affecting the economy generally, (ii) the public announcement or pending nature of this Agreement and the transactions contemplated hereunder, or (iii) Seller’s compliance with the terms of this Agreement.

“Tax” and “Taxes” means any and all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, premium, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties (including penalties for failure to file in accordance with applicable information reporting requirements), and additions to tax by any authority, whether federal, state, local, domestic or foreign.

“Tax Authority” means any entity, body, instrumentality, division, bureau or department of any federal, state or local or any foreign Governmental Authority, or any agent thereof (third-party or otherwise), legally authorized to assess, lien, levy or otherwise collect, litigate or administer Taxes.

“Tax Return” means any report, return, form, declaration or other document or information required to be supplied to any Tax Authority or any person in connection with Taxes.

“Temporary Occupancy Agreement” means the Temporary Occupancy Agreement to be entered into among Parent, Buyer and Seller, substantially in the form attached hereto as Exhibit F.

“Transition Services Agreement” means the Transition Services Agreement to be entered into among Parent, Buyer and Seller, substantially in the form attached hereto as Exhibit G.

The following terms are defined elsewhere in the Agreement:

Term	Section Where First Referenced

Acquired Assets	2.01
Acquisition	Recitals
Agreement	Recitals
Allocation	2.08
AR Statement	6.09
Arbitrating Accountant	2.07
Assigned Contracts	2.01(d)
Assigned Lease Assignment Date	6.10
Assigned Leases	2.01(b)
Assigned Licenses	2.01(c)
Assumed Liabilities	2.03(a)
Backlog Schedule	2.06(b)
Business	Recitals
Buyer	Recitals
Buyer Carved-Out Liabilities	9.01(b)
Charter Documents	3.01
Claim Notice	9.04(a)
Closing	2.09(a)
Closing Cash Payment	2.05(a)
Closing Date	2.09
Closing Date Statement	2.06(c)
Closing Date Dispute Notice	2.06(c)
Closing Stock Payment	2.05(b)
Collected Closing AR	6.09
EGG Division	Recitals
Escrow Payment	2.05
Estimated Closing Date Balance Sheet	2.06(a)
Estimated Net Working Capital	2.06(a)
Estimated Statement	2.06(a)
Exchange Act	4.07(a)
Excluded Assets	2.02
Excluded Contracts	2.02(a)
Excluded Liabilities	2.03(b)
Financial Statements	3.07
Holdback Amount	2.06(a)
include, includes or including	10.02

Indemnified Party	9.04(b)
Indemnifying Party	9.04(b)
Injunction	7.01(b)
Key Continuing Employees	6.01
Key Seller Interest Holders	6.01(d)
Lab Answer Division	5.03
Landlord	6.10
Lease Agreement	6.10
Net Working Capital Threshold Amount	2.06(a)
Non-Compete Agreements	6.01(d)
Non-Control Party	9.04(c)
Parent	Recitals
Parent Disclosure Schedule	ARTICLE IV
Parent Plan	6.04(a)
Parent Qualified Plan	6.04(b)
Parent SEC Filings	4.07(a)
Post-Closing Financial Statements	2.06(b)
Post-Closing Schedules	2.06(b)
Property Taxes	6.06(b)
Purchase Price	2.05
Purchaser Indemnification Basket	9.01(a)
Purchaser Indemnitees	9.01(a)
Registrable Securities	6.02(e)
Seller	6.02(e)
Registration Statement	6.02(e)
Requisite Regulatory Approvals	7.01(a)
SEC	4.07(a)
Securities Act	6.02(a)
Seller	Recitals
Seller Carved-Out Liabilities	9.01(a)
Seller Disclosure Schedule	ARTICLE III
Seller Indemnification Basket	9.01(b)
Seller Indemnitees	9.01(b)
Seller Warranty Liabilities	2.03(a)(iii)
Stock Restriction and Non-Compete Agreements	6.01(d)
Stub AR Schedule	2.06(b)
Third Party Claim	9.04(b)
to the knowledge of Parent	ARTICLE IV
to the knowledge of Seller	ARTICLE III
Transition Period	6.03(a)
without limitation	10.02

ARTICLE II
SALE AND PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES

2.01  Agreement to Sell and Buy

. Subject to the terms and conditions set forth in this Agreement, Seller shall sell, assign, transfer and deliver to Buyer on the Closing Date, and Buyer shall purchase on the Closing Date, all of Seller’s right, title and interest in and to all of the Assets against receipt by Seller of the Purchase Price, except the Excluded Assets set forth in Section 2.02 (the “Acquired Assets”), free and clear of all Encumbrances other than Permitted Encumbrances; provided, however, that the sale, assignment, transfer and delivery of the Assigned Leases (as defined below) shall not occur on the Closing Date but shall be subject to the provisions of Section 6.10. The Acquired Assets include the following:

(a)  All Current Assets;

(b)  All Personal Property as listed on Schedule 2.01(b), including all rights and benefits of Seller under the lease agreements listed on Schedule 2.01(b) (the “Assigned Leases”);

(c)  All Intellectual Property Rights, including to the extent transferable all rights and benefits of Seller under the license agreements included on Schedule 2.01(c) (the “Assigned Licenses”);

(d)  To the extent transferable, all rights and benefits of Seller under the Contracts listed on Schedule 2.01(d) (together with the Assigned Leases and Assigned Licenses, the “Assigned Contracts”);

(e)  To the extent transferable, all Permits;

(f)  All Choses in Action of Seller relating to the EGG Division;

(g)  All Business Records in Seller’s control or possession; and

(h)  All other intangible assets of Seller relating to the EGG Division, including goodwill.

2.02  Excluded Assets

. Notwithstanding anything contained in this Agreement to the contrary, Seller shall retain all of its right, title and interest in and to, and Buyer shall not acquire any right, title or interest in any of the following assets or rights of Seller (the “Excluded Assets”):

(a)  All cash and cash equivalents of Seller as of the Closing Date;

(b)  All equity interests of Seller in any of its majority-owned subsidiaries;

(c)  All rights and benefits of Seller under any Contracts other than the Assigned Contracts (the “Excluded Contracts”);

(d)  All Employee Benefit Plans and all assets or funds held in trust, or otherwise, associated with or used in connection with the Employee Benefit Plans;

(e)  All claims for refund of Taxes and other governmental charges of whatever nature related thereto and all reserves or accounts for accrued and unpaid Taxes;

(f)  All Choses in Action, if any, of Seller relating to any of the other assets listed on Schedule 2.02 or any of the Excluded Liabilities;

(g)  All Business Records relating solely to: (i) internal corporate matters of Seller or its stockholders (including any minute books, ownership records, and seals); (ii) personnel records and other records that Seller is required to retain, provided that, if requested by Buyer, Buyer is provided with a true and complete copy of all such records to the extent that they relate to the Continuing Employees; (iii) accounting records of Seller, provided that Buyer is provided with a true and complete copy of all such accounting records to the extent such records relate to the Business or the EGG Division; or (iv) any of the other assets listed on Schedule 2.02;

(h)  All Personal Property, if any, identified on Schedule 2.02;

(i)  All prepaid expenses and cash surrender values relating to Seller’s insurance policies, as identified on Schedule 2.02;

(j)  All rights of Seller under, including Choses in Action of Seller relating to, this Agreement or the Ancillary Agreements, and all consideration payable to Seller pursuant to this Agreement; and

(k)  All rights of Seller to the DCSS Marks.

2.03  Assumption of Liabilities.

(a)  As of the Closing Date, Buyer shall assume and pay, perform and discharge in a timely manner according to their terms only the following Liabilities of Seller (the “Assumed Liabilities”):

(i)  Liabilities arising under the Assigned Contracts (except that the Liabilities under the Assigned Leases shall not be assumed by Buyer on the Closing Date, but shall be governed by Section 6.10) from and after the Closing Date;

(ii)  Liabilities set forth on the Estimated Statement, as revised by the Closing Date Statement, including (A) trade account payables, payroll, payroll related Taxes, 401(k) matching contributions and other accruals and other current Liabilities arising in the ordinary course of business that remain unpaid at and are not delinquent as of the Closing Date, and (B) the obligation to provide or to perform services relating to billings in excess of costs or otherwise to be delivered or performed following the Closing;

(iii)  Liabilities related to any warranty claims by Seller’s customers with respect to work performed by Seller prior to the Closing Date pursuant to any of the Assigned Contracts (“Seller Warranty Liabilities”); and

(iv)  Other Liabilities, if any, listed on Schedule 2.03.

(b)  Notwithstanding anything contained in this Agreement to the contrary, except as expressly set forth in Section 2.03(a) above, Buyer shall not assume or become liable or obligated in any way, and Seller shall retain and remain solely liable for and obligated to pay, perform and discharge all Liabilities of Seller, including all of the following (collectively, the “Excluded Liabilities”):

(i)  Liabilities under any Excluded Contracts;

(ii)  Liabilities arising under any Assigned Contracts that relate to the time period prior to the Closing Date or arise out of events occurring prior to the Closing Date (except that Seller shall be liable for Liabilities arising under the Assigned Leases that relate prior to the Assigned Lease Assignment Date (as defined in Section 6.10) applicable to the specified Assigned Lease, or arise out of events occurring prior to the Assigned Lease Assignment Date);

(iii)  Any forfeiture, claim or pending litigation or proceeding relating to the Business prior to the Closing Date;

(iv)  Any Liabilities under any Employee Benefit Plan;

(v)  Any Liabilities for the broker’s fees, commissions or finder’s fees incurred by Seller in connection with any of the transactions contemplated by this Agreement, as set forth on Schedule 3.22;

(vi)  Any Liabilities arising out of the U.S. Department of Labor, Office of Federal Contract Compliance Programs compliance review as described in that certain letter to Seller from the U.S. Department of Labor, Employment Standards Administration, Office of Federal Compliance Programs, Southwest and Rocky Mountain Region dated June 5, 2006; and

(vii)  Any Liabilities for Taxes (A) of Seller or any Affiliate of Seller for all taxable periods (including and through the Closing Date); (B) which may be applicable to the Business or the Acquired Assets for any taxable period ending on or before the Closing Date and for any taxable period beginning before and ending after the Closing Date to the extent allocable to the portion of such taxable period ending on the Closing Date; or (C) for which Seller is responsible pursuant to Section 6.06.

2.04  Deemed Assignment of Contracts; Cooperation.

(a)  To the extent that the assignment hereunder of any of the Assigned Contracts shall require the consent of any third party (or in the event that any of the same shall be non-assignable), Seller shall use its Commercially Reasonable Efforts to obtain the consent of such third party prior to the Closing Date; provided, however, that neither this Agreement nor any actions taken hereunder shall constitute an assignment or an agreement to assign such Assigned Contract if such assignment or attempted assignment would constitute a breach thereof or result in a loss or diminution thereof; provided, further, that such Commercially Reasonable Efforts shall not include any requirement to offer or grant financial accommodations to any third party or remain secondarily liable with respect to any Assigned Contracts; and provided, further, that to the extent that any such consent cannot be obtained on or before the Closing Date, Seller and Buyer agree to use Commercially Reasonable Efforts to establish a reasonable arrangement designed to provide Buyer with the benefits and burdens of any such Assigned Contracts, including appointing Buyer to act as its agent to perform all of Seller’s obligations under such Assigned Contracts and to collect and promptly remit to Buyer all compensation received by Seller pursuant to such Assigned Contracts and, at Buyer’s expense, to enforce, for the account and benefit of Buyer, any and all rights of Seller against any other Person arising out of the breach or cancellation of such Assigned Contract by such other Person or otherwise (any and all of which arrangements shall constitute, as between the parties hereto, a deemed assignment or transfer); and provided, further, that Buyer shall undertake to timely pay and satisfy all corresponding Liabilities under the terms of any such Assigned Contract to the extent that Buyer would have been responsible therefor if such consent or approval had been obtained on or before the Closing Date, and such Liability shall be deemed an Assumed Liability for all purposes of this Agreement.

(b)  For a period of one year from the Closing Date, to the extent Parent or Buyer is unable to renew (in the case of clauses (ii) or (iii)) or perform (in the case of clause (i))an Assigned Contract listed on Schedule 3.04(c) pursuant to the terms thereof or enter into a new contract with a customer that is a party to any such Assigned Contract due to the fact that Parent and Buyer do not have the same status as Seller (as described in Section 3.04(c)), Seller, Parent and Buyer agree:

(i)  in the case of an existing Assigned Contract listed on Schedule 3.04(c), to use Commercially Reasonable Efforts to establish a reasonable arrangement designed to provide Buyer with the benefits and burdens of the business relationship with such customer under such existing Assigned Contract;

(ii)  in the case of an inability of Parent or Buyer to renew an existing Assigned Contract listed on Schedule 3.04(c), that Seller will use Commercially Reasonable Efforts to (A) renew such Assigned Contract on terms substantially similar to the terms contained in such existing Assigned Contract, and (B) establish a reasonable arrangement with Parent or Buyer, as applicable, designed to provide Parent or Buyer, as applicable, with the benefits and burdens of the business relationship with such customer under such renewal; and

(iii)  in the case of an inability of Parent or Buyer to enter into a new contract with a customer that is party to any such Assigned Contract listed on Schedule 3.04(c), that Seller will use Commercially Reasonable Efforts to (A) enter into a new contract with such customer on terms substantially similar to the terms contained in such existing Assigned Contract, and (B) establish a reasonable arrangement with Parent or Buyer, as applicable, designed to provide Parent or Buyer, as applicable, with the benefits and burdens of the business relationship with such customer under the new contract.

Seller’s Commercially Reasonable Efforts shall include appointing Buyer to act as its agent to perform all of Seller’s obligations under any such contract with any such customer, and (i) to use Commercially Reasonable Efforts to collect all compensation due to Seller pursuant to any such contract and thereafter (ii) to promptly remit to Buyer all compensation received by Seller pursuant to any such contract and, at Buyer’s expense, to enforce, for the account and benefit of Buyer, any and all rights of Seller against any other Person arising out of the breach or cancellation of such contract by such other Person or otherwise (any and all of which arrangements shall constitute, as between the parties hereto, a deemed assignment or transfer); provided, that such Commercially Reasonable Efforts shall not include any requirement to offer or grant financial accommodations to any third party with respect to any Assigned Contracts listed on Schedule 3.04(c); and provided, further, that Buyer shall undertake to timely pay and satisfy all corresponding Liabilities under the terms of any such contract to the extent that Buyer would have been responsible therefor if such consent or approval had been obtained on or before the Closing Date, and such Liability shall be deemed an Assumed Liability for all purposes of this Agreement.

2.05  Purchase Price and Related Matters. In consideration of the sale and transfer of all of Seller’s rights, title and interests in the Acquired Assets, Buyer shall assume the Assumed Liabilities and shall pay to Seller an aggregate purchase price equal to the Closing Cash Payment, the Closing Stock Payment and the Escrow Payment (collectively, the “Purchase Price”), as follows:

(a)  The “Closing Cash Payment” shall be a cash payment in the amount of $6,250,000, subject to adjustment pursuant to Section 2.06 below. Buyer shall pay the Closing Cash Payment to Seller at Closing by wire transfer of immediately available funds in accordance with the wiring instructions provided to Buyer by Seller on or prior to the Closing Date;

(b)  The “Closing Stock Payment” shall consist of one or more certificates in the name of Seller evidencing an aggregate number of shares of Parent Common Stock equal to $4,587,500 divided by the Parent Stock Per Share Price; and

(c) The “Escrow Payment” shall consist of one or more certificates in the name of Seller evidencing an aggregate number of shares of Parent Common Stock equal to $1,912,500 divided by the Parent Stock Per Share Price. On the Closing Date, Buyer shall deposit the Escrow Payment into escrow for and on behalf of Seller. The Escrow Payment shall be held in escrow for a period of one year from the Closing Date, subject to the provisions of ARTICLE IX hereof, pursuant to the terms and subject to the conditions set forth in the Escrow Agreement.

2.06  Adjustment of Closing Cash Payment.

(a)  No more than three business days prior to the Closing Date, Seller will prepare and deliver to Buyer (i) an estimated balance sheet for the EGG Division as of the Closing Date, together with supporting or back-up schedules and documentation reasonably requested by Buyer (the “Estimated Closing Date Balance Sheet”) and (ii) a calculation and statement of its estimated Net Working Capital as of the Closing Date calculated from the Estimated Closing Balance Sheet (the “Estimated Statement”). Seller will prepare the Estimated Closing Date Balance Sheet and Estimated Statement in good faith, in a manner consistent with the procedures used to prepare the Financial Statements, subject to Buyer’s good faith review and reasonable satisfaction. If the Net Working Capital set forth on the Estimated Statement (the “Estimated Net Working Capital”) is less than $2,350,000 (the “Net Working Capital Threshold Amount”), then the Closing Cash Payment will be reduced by the amount of such deficiency. If the Estimated Net Working Capital is more than the Net Working Capital Threshold Amount, then the Closing Cash Payment will be increased by the amount of such excess, provided that such amount (the “Holdback Amount”) shall be held back by Buyer until such time as the Net Working Capital is finally determined based upon the Closing Date Statement pursuant to Section 2.06 below.

(b)  As soon as practicable but in no event later than 30 days following the Closing Date, Seller will prepare and deliver to Parent: (i) Seller’s unaudited financial statements for the EGG Division (consisting of a balance sheet, statement of operations and statement of cash flows) for each of the three-month period ended June 30, 2006 and the six-month period ended June 30, 2006 (such financial statements, the “June 30 Financial Statements”), (ii) Seller’s unaudited financial statements for the EGG Division, consisting of a balance sheet as of the Closing Date and statement of operations and statement of cash flows for the period July 1, 2006 to the Closing Date, and such supporting schedules as Parent may reasonably request (such financial statements, together with the June 30 Financial Statements, the “Post-Closing Financial Statements”), (iii) a schedule that lists all Backlog of the EGG Division as of the Closing Date on a customer by customer and monthly basis (the “Backlog Schedule”), (iv) a schedule that sets forth all completed but unbilled services for the period from July 14, 2006 through the Closing Date in connection with the Business prior to the Closing Date on a customer by customer basis, with a range of days elapsed since the invoice date for each such account receivable, and the aggregate amount of reserves or allowances for doubtful accounts (the “Stub AR Schedule”), and (v) a schedule that sets forth the EGG Division’s customers for the period May 31, 2006 through the Closing Date and sets forth opposite the name of each such customer the dollar amount of sales attributable to such customer for such period (such schedule, together with the Backlog Schedule and the Stub AR Schedule, the “Post-Closing Schedules”). Seller will prepare the Post-Closing Financial Statements and Post-Closing Schedule in good faith, in a manner consistent with the procedures used to prepare the Financial Statements, subject to Buyer’s good faith review and reasonable satisfaction. To the extent any of the Post-Closing Financial Statements are not prepared in accordance with GAAP (except that such Post-Closing Financial Statements may not contain all notes required by GAAP and may be subject to normal year end adjustments which are not material in amount individually or in the aggregate) consistently applied and in accordance with historic past practices throughout the periods involved and do not fairly present in all material respects the financial position, results of operations and cash flows of the EGG Division as of the dates, and for the periods, indicated therein, such deviations from GAAP shall be set forth in a schedule attached to such Post-Closing Financial Statements.

(c)  As soon as practicable but in no event later than 60 days following the receipt by Buyer of the Post-Closing Financial Statements, Buyer will prepare and deliver to Seller a calculation and statement of the Net Working Capital as of the Closing Date (the “Closing Date Statement”). Buyer will prepare the Closing Date Statement in good faith, in a manner consistent with the procedures used by Seller to prepare the Financial Statements (to the extent such Financial Statements are in compliance with GAAP), subject to Seller’s good faith review and reasonable satisfaction. Seller may submit to Buyer, not later than 30 days from the receipt of the Closing Date Statement from Buyer, a list of any components of the Closing Date Statement with which Seller disagrees, if any (a “Closing Date Dispute Notice”), in which case the disagreement shall be resolved pursuant to the procedures set forth in Section 2.07. If Seller does not issue a Closing Date Dispute Notice prior to such date, the Closing Date Statement, as supplied to Seller, shall be deemed to have been accepted and agreed to by Seller, and shall be final and binding on the parties to this Agreement.

(d)  If the Net Working Capital, as finally determined based upon the Closing Date Statement or pursuant to the procedures set forth in Section 2.07, as applicable, is less than the Estimated Net Working Capital, then Buyer may retain the Holdback Amount, if any, and claim any remaining portion of such shortfall as Damages pursuant to Section 9.01.

(e)  If the Net Working Capital, as finally determined based upon the Closing Date Statement or pursuant to the procedures set forth in Section 2.07, as applicable, is more than the Estimated Net Working Capital, then Buyer shall release the Holdback Amount of the Closing Payment, if any, and the Closing Payment will be further increased by the amount of such excess and Buyer shall promptly pay such excess to Seller by wire transfer of immediately available funds in accordance with wire transfer instructions provided to Buyer by Seller.

2.07  Dispute Resolution. In the event a Closing Date Dispute Notice is timely delivered to Buyer by Seller, Buyer and Seller shall thereafter for a period of up to thirty (30) days negotiate in good faith to resolve any items of dispute. Any items of dispute which are not so resolved shall be submitted to a mutually agreed upon independent certified public accountant from a nationally recognized firm of public accountants mutually acceptable to Buyer and Seller, who shall serve as an arbitrator hereunder (the “Arbitrating Accountant”). In connection with the resolution of any dispute, the Arbitrating Accountant shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator. The Arbitrating Accountant so selected shall render a written decision as promptly as practicable, but in no event later than 30 days after submission of the matter to the Arbitrating Accountant. The decision of the Arbitrating Accountant shall be final and binding upon the parties, and judgment may be entered on such decision in a court of competent jurisdiction. To the extent not otherwise provided herein, the commercial arbitration rules of the American Arbitration Association as in effect at the time of any arbitration shall govern such arbitration in all respects. Each party shall bear its fees and expenses with respect to any proceeding under this paragraph, and the fees and expenses of the Arbitrating Accountant in connection with the resolution of disputes pursuant to this Section 2.07 shall be paid by the non-prevailing party, who shall be determined by the Arbitrating Accountant.

2.08  Purchase Price Allocation. Buyer and Seller agree to use their Commercially Reasonable Efforts to finalize the allocation of the Purchase Price (and all other capitalizable costs) and the Assumed Liabilities among the Acquired Assets and the agreement set forth in Section 6.01 in accordance with Section 1060 of the Code and the regulations thereunder (the “Allocation”) within 30 days after the final determination of the Closing Date Statement. In the event of any dispute regarding the Allocation, such dispute shall be resolved by the Arbitrating Accountant pursuant to the procedures set forth in Section 2.07; provided that the fees and expenses of any such Arbitrating Accountant incurred pursuant to this Section 2.08 shall be paid 50% by Seller and 50% by Buyer. The Allocation shall control for all purposes (including financial accounting and tax purposes), and neither Buyer nor Seller shall take any position for purposes of any federal, state or local income tax with respect to the allocation of the Purchase Price which is inconsistent with the Allocation. Any adjustment to the Purchase Price shall be allocated as provided in Treasury Regulation section 1.1060-1, and, in the event of such adjustment, Buyer and Seller agree to revise and amend the Allocation and Form 8594 within 30 days of such adjustment.

2.09  The Closing.

(a)  Time and Location. The closing of the Acquisition (the “Closing”) shall take place at the offices of Vinson & Elkins LLP, The Terrace 7, 2801 Via Fortuna, Suite 100, Austin, Texas 78746, at 10:00 a.m. on July 21, 2006 or if later, the business day following the satisfaction or waiver of all conditions to the obligations of the parties contained in Article VII to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as the parties may mutually determine (the “Closing Date”).

(b)  Closing Deliveries of Buyer and/or Parent. Subject to the fulfillment or waiver of the conditions set forth in Sections 7.01 and 7.02 hereof, at the Closing, Parent shall deliver or cause to be delivered the Escrow Payment to the Escrow Agent and shall deliver to Seller all of the following:

(i)  the Closing Cash Payment (less any Holdback Amount);

(ii)  the Closing Stock Payment;

(iii)  the Bill of Sale, executed by Parent and Buyer;

(iv)  the Escrow Agreement, executed by Parent and Buyer;

(v)  the Temporary Occupancy Agreement, executed by Parent and Buyer;

(vi)  the Transition Services Agreement, executed by Parent and Buyer; and

(vii)  without limitation by specific enumeration of the foregoing, all other agreements, documents, instruments, certificates, or other items required to be delivered by Buyer and/or Parent under this Agreement.

(c)  Closing Deliveries of Seller. Subject to the fulfillment or waiver of the conditions set forth in Section 7.01 and 7.03 hereof, at the Closing, Seller shall deliver to Buyer and/or Parent all of the following:

(i)  all tangible Personal Property and all Business Records (to the extent in Seller’s possession or control) included in the Acquired Assets;

(ii)  the Bill of Sale, executed by Seller;

(iii)  the Escrow Agreement, executed by Seller;

(iv)  the Temporary Occupancy Agreement, executed by Seller;

(v)  the Transition Services Agreement, executed by Seller;

(vi)  the Non-Compete Agreements, executed by each of the Key Seller Interest Holders;

(vii)  the Stock Restriction and Non-Compete Agreements, executed by each of the Key Continuing Employees; and

(viii)  without limitation by specific enumeration of the foregoing, all other agreements, documents, instruments, certificates, or other items required to be delivered by Seller, Seller Interest Holders or Key Continuing Employees under this Agreement.

2.10  Further Assurances. At any time and from time to time after the Closing Date, as and when reasonably requested by Buyer, (a) Seller shall use Commercially Reasonable Efforts to promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are reasonably necessary to fully vest in Buyer title to all of Seller’s rights, title and interests in the Acquired Assets, and (b) subject to confidentiality obligations and other restrictions under applicable laws, Seller shall provide Buyer with copies of any Business Records (to the extent in Seller’s possession or control) related to Seller’s operation of the Business prior to the Closing that are not otherwise included in the Acquired Assets.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Parent and Buyer that the statements contained below are true and correct, except as set forth in the disclosure schedule or any supplemental disclosure letter (the “Seller Disclosure Schedule”) delivered by Seller to Parent and Buyer, on the date hereof and as of the Closing Date. The disclosures in any section or subsection of the Seller Disclosure Schedule shall qualify other sections and subsections in this Article III where it should be reasonably apparent that such disclosure relates to other such sections and subsections. When used herein, the phrase “to the knowledge of Seller” means the actual knowledge of the executive officers of Seller responsible for the Business or the EGG Division as listed on Schedule 3 after having conducted a commercially reasonable inquiry.

3.01  Corporate Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas; has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted; and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the Business or the character or location of the properties and assets owned by it and used in the Business makes such qualification necessary, which jurisdictions are listed on Schedule 3.01, and such jurisdictions are the only jurisdictions in which the nature of its Business or the ownership or leasing of the Assets makes qualification necessary, except where failure to be so qualified would not reasonably be expected to have a Seller Material Adverse Effect. Seller has delivered to Parent true and complete copies of the articles of incorporation and bylaws of Seller, in each case as amended to date and currently in effect (such instruments and documents, the “Charter Documents”).

3.02  Authority; Due Execution.

(a)  Seller has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations under and to consummate the transactions contemplated in this Agreement and the Ancillary Agreements. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller or to consummate the transactions contemplated hereby or thereby.

(b)  This Agreement has been, and as of the Closing Date each of the Ancillary Agreement will be, duly and validly executed and delivered by Seller and, assuming due execution and delivery by and the validity and binding effect thereof on Parent, Buyer and any other party hereto and thereto (other than Seller), this Agreement constitutes, and on the Closing Date each of the Ancillary Agreements will constitute, the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including all laws relating to fraudulent transfers), moratorium or similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.03  Non-Contravention; Consents.

(a)  The execution and delivery of this Agreement and the Ancillary Agreements by Seller does not, and the performance of this Agreement and the Ancillary Agreements by Seller will not (i) conflict with or violate the Charter Documents, (ii) conflict with or violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree, license or injunction applicable to Seller or any of the Acquired Assets, or (iii) result in any breach or violation of or constitute a default (or any event, which, with notice or lapse of time, or both would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the properties or assets of Seller under any Assigned Contract, except where such violation, conflict or breach would not reasonably be expected to (A) have a Seller Material Adverse Effect or (B) otherwise adversely affect Seller’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)  Except for (i) such filings under securities laws as may be necessary in connection with the offer and sale of the Parent Common Stock, (ii) such filings as may be necessary as a result of any facts or circumstances relating solely to Parent or Buyer, and (iii) the Consents and filings listed on Schedule 3.03 hereto, no Consent of or filing with any Governmental Entity or with any third party is necessary in connection with the execution and delivery by Seller of this Agreement and the Ancillary Agreements and the consummation by Seller of the transactions contemplated hereby and thereby.

3.04  Contracts.

(a)  True, correct and complete copies of all Assigned Contracts have been delivered to Buyer. Except as set forth on Schedule 3.04(a) hereto, (i) each Material Contract is legal, valid and binding upon Seller and, to the knowledge of Seller, on the other parties thereto and in full force and effect, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including all laws relating to fraudulent transfers), moratorium or similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (ii) Seller has performed all material obligations required to be performed by it to date and is entitled to all material benefits under each such Material Contract, (iii) to the knowledge of Seller, no party is in breach or default under any Material Contract, (iv) to the knowledge of Seller, no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material breach or default under any Material Contract, and (v) Seller has not received written notice that any party to an Material Contract intends to terminate such contract.

(b)  Except as set forth on Schedule 3.04(b), each Assigned Contract is assignable to Buyer without consent or approval of any party thereto, and the assignment thereof to Buyer will not result in any penalty or other adverse consequence.

(c)  Schedule 3.04(c) sets forth a list of each Assigned Contract that (i) in connection with such Assigned Contract, Seller provided a representation and/or certification that Seller is a “small business concern” and/or a “women-owned small business concern” or (ii) was directly related to Seller’s status as a “small business concern” and/or a “women-owned small business concern,” regardless of whether a representation and/or certification was required of Seller.

3.05  Title to Acquired Assets. Seller has good and valid title to all of the Acquired Assets (other than any licensed or leased Acquired Assets, as to which Seller has valid licenses or leasehold interests) and owns all of such Acquired Assets (including such licenses or leasehold interests) free and clear of any Encumbrances, other than Permitted Encumbrances and the Encumbrances identified on Schedule 3.05. Subject to receipt of any required Consents, the execution and delivery of this Agreement and the Ancillary Agreements by Seller at the Closing will convey to and vest in Buyer good title to the Acquired Assets (or valid licenses or leasehold interests in the case of the licensed or leased Acquired Assets) free and clear of any Encumbrances, except for Permitted Encumbrances. Except as disclosed on Schedule 3.05, there is no contract, agreement or other arrangement granting any Person any preferential right to purchase any of the Acquired Assets.

3.06  Sufficiency of Acquired Assets. The Acquired Assets constitute all of the material assets used by Seller in the conduct of the Business, except for the Excluded Assets. The Business is conducted through the Seller only and not through any of its subsidiaries. The tangible Personal Property included in the Acquired Assets that are used in the conduct of the Business are in good condition and repair, ordinary wear and tear excepted, for property of comparable type, age and usage.

3.07  Financial Statements.

(a)  Attached as Schedule 3.07(a) are true and complete copies of (i) Seller’s unaudited balance sheet for the EGG Division as of December 31, 2004, (ii) Seller’s unaudited financial statements for the EGG Division (consisting of a balance sheet, statement of operations and statement of cash flows) for the year ended December 31, 2005, and for each of the three-month periods ended March 31, 2005, June 30, 2005, September 30, 2005 and December 31, 2005, and (iii) Seller’s unaudited financial statements for the EGG Division (consisting of a balance sheet, statement of operations and statement of cash flows) for the three-month period ended March 31, 2006 and the five-month period ended May 31, 2006 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP (except that the interim Financial Statements do not contain all notes required by GAAP and are subject to normal year end adjustments which will not be material in amount in the aggregate) consistently applied and in accordance with historic past practices throughout the periods involved and fairly present in all material respects the financial position, results of operations and cash flows of the EGG Division as of the dates, and for the periods, indicated therein.

(b)  Except as set forth in the Financial Statements, or as set forth on Schedule 2.03, Seller has no material liabilities, contingent or otherwise, related to the EGG Division other than (i) liabilities incurred in the ordinary course of business subsequent to the date of the most recent Financial Statements and (ii) obligations under Contracts incurred in the ordinary course of business and not required under GAAP to be reflected in the Financial Statements, which, in both cases, are not material to the financial condition or operating results of the EGG Division. Except as set forth in the Financial Statements, none of the Acquired Assets secure the guaranty or indemnification of any indebtedness of any other Person. For all periods covered by the Financial Statements, Seller has maintained a standard system of accounting established and administered in accordance with GAAP.

3.08  Absence of Certain Changes or Events. Except as set forth on Schedule 3.08, since the date of the latest Financial Statements, Seller has conducted the Business in the ordinary course of business and, without limiting the generality of the foregoing, there has not been any Seller Material Adverse Effect and, to the knowledge of Seller, no fact or condition specific to Seller exists which would reasonably be expected to have a Seller Material Adverse Effect. Additionally, since the date of the latest Financial Statements, there has not occurred, and Seller has not incurred or suffered, any event, circumstances or fact that materially impairs the Acquired Assets.

3.09  Accounts Receivable. Schedule 3.09 sets forth all outstanding Accounts Receivable as of the date of this Agreement and the completed but unbilled services as of July 14, 2006 in connection with the Business prior to the Closing Date on a customer by customer basis, with a range of days elapsed since the invoice date for each such account receivable, and the aggregate amount of reserves or allowances for doubtful accounts. All such Accounts Receivable are bona fide, arose in the ordinary course of business and are collectible in the book amounts thereof, less the allowance for doubtful accounts and returns which are adequate and have been prepared in accordance with GAAP and consistent with the past practices of Seller as reflected in the Financial Statements. Except as set forth on Schedule 3.09, none of such Accounts Receivable is subject to any material claim of offset or recoupment or counterclaim, subject to allowances and accruals for bad debt as reflected in the Financial Statements, and Seller has no knowledge of any specific facts that would reasonably be expected to give rise to any such claim. Except as set forth on Schedule 3.09, no material amount of such Accounts Receivable is contingent upon the performance by Seller of any obligation which will not have been performed by Seller prior to the Closing Date. Except as set forth on Schedule 3.09, no agreement for deduction or discount with respect to any such Accounts Receivable has been made with any third party.

3.10  Restrictions on Business Activities. Except as set forth on Schedule 3.10, there is no agreement (other than this Agreement), judgment, injunction, order or decree binding upon Seller which could reasonably be expected to have the effect of prohibiting or impairing any business practice of Seller related to the EGG Division, any acquisition of property by Seller related to the EGG Division or the conduct of business by Seller as currently conducted or proposed to be conducted by Seller related to the EGG Division, whether before or after the Closing.

3.11  Legal Proceedings. Except as set forth on Schedule 3.11, Seller is not a party to any, and there are no pending or, to the knowledge of Seller, threatened, legal, administrative, arbitrable or other proceedings, claims, actions or governmental or regulatory investigations of any nature against or affecting Seller, the EGG Division or any of the Acquired Assets before any court, arbitrator, administrative agency or Governmental Entity, domestic or foreign. To the knowledge of Seller, neither Seller nor any Acquired Assets is subject to any order, writ, judgment, injunction, decree, determination or award which restricts its ability to conduct the Business in any area in which it is currently conducting the Business. There is no action, suit, inquiry or judicial or administrative proceeding pending or, to the knowledge of Seller, threatened against Seller relating to the transactions contemplated by this Agreement.

3.12  Taxes and Tax Returns. Except as set forth on Schedule 3.12:

(a)  Except to the extent that a failure to file a Tax Return, pay, collect or withhold Taxes, or any inaccuracy in a Tax Return would not result in Buyer being liable for such Taxes and would not give rise to an Encumbrance on the Acquired Assets, (i) Seller has timely filed all Tax Returns that are or will be required to be filed before the Closing Date, (ii) the information provided on such Tax Returns is or will be complete and accurate in all material respects, (iii) all Taxes shown to be due on such Tax Returns have been or will be paid in full, and (iv) all Taxes that are required by law to be withheld or collected by Seller with respect to the Business or the EGG Division have been duly withheld or collected and, to the extent required, have been paid over to the proper governmental authority or are held in separate bank accounts for such purpose.

(b)  No claim, assessment, deficiency, audit, investigation, or administrative proceeding with respect to Taxes or any Tax Return of Seller or otherwise relating to the Assets, the Business or the EGG Division is pending or, to the knowledge of Seller, has been threatened, which would reasonably be expected to result in Buyer being liable for such Taxes or would give rise to an Encumbrance on the Acquired Assets.

(c)  There are no legal, administrative, or tax proceedings pursuant to which Seller is or could be made liable for any Taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as transferee of the Acquired Assets.

(d)  None of the Acquired Assets directly or indirectly secures any debt the interest on which is exempt from tax under § 103(a) of the Code, and none of the Assets is “tax-exempt use property” within the meaning of § 168(h) of the Code.

3.13  Employee Benefit Plans; Employees.

(a)  Schedule 3.13(a) contains a true and complete list of each Current Employee Benefit Plan.

(b)  Neither Seller nor any Commonly Controlled Entity contributes to or has an obligation to contribute to, nor has Seller or any Commonly Controlled Entity at any time within six years prior to the Closing Date contributed to or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA or a plan subject to Title IV of ERISA.

(c)  All obligations of Seller and each Commonly Controlled Entity, whether arising by operation of law or by contract, required to be performed under Section 4980B of the Code, Section 601 through 608 of ERISA, or similar state law, including, but not limited to, such obligations that may arise by virtue of the transaction contemplated by this Agreement, have been or will be timely performed.

(d)  Schedule 3.13(d) lists all individuals performing services for the EGG Division, including employees and contract workers, as of the date of this Agreement and the annual compensation or rate of pay for each, with each such individual identified as (i) salaried or hourly, (ii) exempt or nonexempt, (iii) full-time or part-time, (iv) temporary or permanent, and (v) active or inactive, including the reason for such inactive status (e.g., leave of absence, suspension for substandard performance, FMLA, disability, layoff, etc.). Except as set forth on Schedule 3.13(d), none of said individuals is other than a common law employee of Seller, and none of said individuals is subject to a collective bargaining agreement.

3.14  Permits; Compliance with Applicable Law.

(a)  Except as set forth on Schedule 3.14(a) and except as to environmental Permits and Environmental Laws, which are the subject of Section 3.25, Seller (i) holds all Permits necessary for the lawful operation of the Business and the EGG Division as presently conducted, and (ii) has materially complied with and is not in conflict with, or in default or violation of any statute, code, ordinance, law, rule, regulation, order, writ, judgment, injunction or decree, published policies and guidelines of any Governmental Entity, applicable to Seller or by which any property or asset of Seller is bound or affected, except where the failure to hold such Permit or such noncompliance, default or violation would not reasonably be expected to have a Seller Material Adverse Effect. Except as set forth on Schedule 3.14(a), no investigation or review by any Governmental Entity is pending, or to the knowledge of Seller, has been threatened, against Seller related to the EGG Division.

(b)  Schedule 3.14(b) contains a list of all material Permits held or applied for by Seller in connection with the conduct of the Business or the EGG Division.

3.15  Warranty Claims. Schedule 3.15 sets forth a description of each outstanding warranty claim that has been made by any of Seller’s customers with respect to products or services provided to such customer by the EGG Division prior to the date of this Agreement, and the status of any work performed by Seller to satisfy any such claims. Except as set forth on Schedule 3.15, Seller has no knowledge of any specific facts that would reasonably be expected to give rise to any Seller Warranty Liabilities in the future.

3.16  Customers and Vendors.

(a)  Schedule 3.16(a) lists the EGG Division’s customers for fiscal year 2005 and for fiscal year 2006 through May 31, 2006 and sets forth opposite the name of each such customer the dollar amount of sales attributable to such customer for such periods. Seller has a fully executed contract or other evidence of agreement to material terms with each such customer of the EGG Division. Except as set forth on Schedule 3.16(a), Seller is not engaged in any material dispute with any current customer and, to the knowledge of Seller, no such customer has notified Seller that it intends to terminate or reduce its business relations with the EGG Division and to the knowledge of Seller there is no reason why such customer would not continue such business relationship with Parent or Buyer after the Closing; provided, however, that Seller makes no representation or warranty, express or implied, that any such customer will remain as a customer of Parent or Buyer after the Closing Date or will not terminate or reduce its business relations with the EGG Division after Closing.

(b)  Schedule 3.16(b) lists the EGG Division’s vendors for fiscal year 2005 and for fiscal year 2006 through June 30, 2006. Except as set forth on Schedule 3.16(b), Seller is not engaged in any material dispute with any current vendor and, to the knowledge of Seller, no such vendor has notified Seller that it intends to terminate or reduce its business relations with the EGG Division and to the knowledge of Seller there is no reason why such vendor would not continue such business relations with Parent or Buyer after the Closing; provided, however, that Seller makes no representation or warranty, express or implied, that any such vendor will remain as a vendor of Parent or Buyer after the Closing Date or will not terminate or reduce its business relations with the EGG Division after Closing.

3.17  Properties; Temporary Occupancy Agreement.

(a)  Seller does not own or have any fee ownership interest in any Real Property used by Seller in the EGG Division.

(b)  Except as set forth on Schedule 3.17 hereto, to the knowledge of Seller, all Real Property leased and used by Seller in the EGG Division conform in all material respects with all applicable ordinances, codes or regulations. Seller enjoys quiet and peaceful possession of all such leased properties used in the Business occupied by it as lessee. Schedule 3.17 contains a true, complete and correct list of all leases pursuant to which Seller leases any Real Property or Personal Property used by Seller in the EGG Division. Seller has provided Parent with true and complete copies of all such leases.

(c)  The execution and delivery of the Temporary Occupancy Agreement by Seller and the performance of the Temporary Occupancy Agreement by Seller will not result in any breach or violation of or constitute a default of any provisions of (or any event, which, with notice or lapse of time, or both would constitute a default) under, result in the termination of or right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the Acquired Assets under the Lease Agreement.

3.18  Insurance. Seller has made available to Buyer true and complete copies of all policies of insurance of Seller currently in effect related to the Acquired Assets, the Business or the EGG Division, a list of which is attached as Schedule 3.18. All of the policies relating to insurance maintained by Seller with the respect to the Acquired Assets and the conduct of the Business (or any comparable policies entered into as a replacement thereof) are in full force and effect and Seller has not received any notice of cancellation with respect thereto. Except as set forth on Schedule 3.18, Seller does not have any liability for unpaid premium or premium adjustments for such policies of insurance not properly reflected in the Financial Statements. All claims under any such policy or bond have been duly and timely filed.

3.19  Labor Matters. With respect to the Business and the EGG Division, Seller is not a party to any collective bargaining or other labor union or guild contract nor has Seller been approached by any collective bargaining or other labor union or guild seeking to enter into a contract with Seller. There is no pending or, to the knowledge of Seller, threatened, labor dispute, strike or work stoppage against Seller relating to the EGG Division. Neither Seller nor, to the knowledge of Seller, any of its representatives or employees has committed any unfair labor practices in connection with the operation of the EGG Division, and there is no pending or, to the knowledge of Seller, threatened charge or complaint against Seller by the National Labor Relations Board or any comparable state agency. To the knowledge of Seller, all employees of the EGG Division are authorized to be employed by Seller in the United States. To the knowledge of Seller, with respect to the EGG Division, Seller has at all times been in substantial compliance with all applicable laws and regulations regarding labor and employment practices and policies, including those regarding: (i) wages, salaries, commissions, bonuses, vacation pay, severance or termination pay, sick pay or other compensation; (ii) employee benefits; (iii) unlawful, unfair, wrongful or discriminatory employment or labor practices; (iv) breach of contract or other claim arising under a collective bargaining agreement, other labor contract or individual agreement, or any other employment covenant whether express or implied; (v) minimum wages or maximum hours of work; (vi) occupational safety and health standards; (vii) denial of mandatory time off under law or failure to reinstate following same; or (viii) plant closing and mass layoff, immigration, workers’ compensation, disability, unemployment compensation, and whistleblowing. Except as set forth on Schedule 3.19, there are no complaints pending or, to the knowledge of Seller, threatened against Seller by any employee of the EGG Division, former or current, before any domestic (federal, state or local) or foreign board, department, court, commission or agency nor, to the knowledge of Seller, does any basis therefor exist.

3.20  Intellectual Property. Seller owns or possesses a license or other right to use without payment of any amount (other than filing fees, continuation fees, renewal fees, and/or maintenance fees, taxes, and similar fees and charges) all Intellectual Property Rights existing as of the date hereof. Schedule 3.20 sets forth a list of all registered copyrights, registered trademarks and service marks and applications for the registration of trademarks and service marks which are owned by Seller. Seller owns no patents in relation to the Business. Schedule 2.01(c) includes each license relating to all intellectual property relating to and used in the operation of the EGG Division (excluding off-the-shelf software programs licensed by Seller and licenses embodied in agreements entered into between Seller and its customers in connection with the services performed by the EGG Division thereunder). Except as set forth on Schedule 3.20, Seller has not received any notice of conflict with the Intellectual Property Rights from any third party and, to the knowledge of Seller, the Intellectual Property Rights are valid and enforceable and do not infringe upon the rights of any third parties.

3.21  Affiliate Relationships. Except for routine employment agreements with Seller, there are no contracts or other arrangements involving the EGG Division in which any employee, officer, director, Seller Interest Holder or other Affiliate of Seller or any such person has a financial interest, including indebtedness to Seller.

3.22  Broker’s Fees. Except as set forth on Schedule 3.22, neither Seller nor any of its officers, directors or Seller Interest Holders has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

3.23  Bank Accounts. Seller has disclosed to Parent the identity and location of all bank accounts and lock boxes maintained by Seller with respect to the EGG Division at banks, trust companies, securities firms or other brokers or other financial institutions with respect to which Seller deposits collections from Accounts Receivable.

3.24  Copies of Business Records and Other Materials. The Business Records delivered or made available to Buyer on or prior to Closing Date are complete and accurate in all material respects (to the extent that Seller is currently in possession or control of such Business Records). Seller has delivered or made available true and complete copies of each document (to the extent in Seller’s control and possession) that has been requested of Seller’s executive officers (including for purposes of this section, Todrick Donnelly) by Buyer or its counsel in connection with its legal, accounting, financial and general business review of the Business and the EGG Division.

3.25  Environmental Matters.

(a)  With respect to all Real Property leased and used by Seller in the EGG Division, Seller is and has at all times been in compliance with all Environmental Laws in all material respects, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been made, given, filed or commenced (or, to the knowledge of Seller, threatened) by any Person against Seller alleging any failure to comply with any Environmental Law or seeking contribution towards, or participation in, any remediation of any contamination of any property or thing with Hazardous Materials. With respect to all Real Property leased and used by Seller in the EGG Division, Seller has obtained, and is and has at all times been in compliance in all material respects with all of the terms and conditions of, all permits, licenses and other authorizations that are required under any Environmental Law.

(b)  To the knowledge of Seller, no physical condition exists on or under any Real Property leased and used by Seller in the EGG Division that may have been caused by or impacted by the operations or activities of Seller that could give rise to any investigative, remedial or other obligation under any Environmental Law or that could result in any kind of liability to any third party claiming damage to person or property as a result of such physical condition.

(c)  All properties and equipment used by Seller in the EGG Division are and have been free of Hazardous Materials, except for batteries, computers, building and office fixtures, equipment and supplies, cleaning supplies and other items normally found in an office.

(d)  To the extent that they relate to any Real Property leased and used by Seller in the EGG Division, Seller has provided to the Parent true and complete copies of all internal and external environmental audits and studies in its possession or control relating to Seller and all correspondence on substantial environmental matters relating to Seller.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Parent and Buyer hereby, jointly and severally, represent and warrant to Seller that the statements contained below are true and correct, except as set forth in the disclosure schedule (the “Parent Disclosure Schedule”) delivered by Parent and Buyer to Seller, on the date hereof and as of the Closing Date. The disclosures in any section or subsection of the Parent Disclosure Schedule shall qualify other sections and subsections in this Article IV where it should be reasonably apparent such disclosure relates to other such sections and subsections. When used herein, the phrase “to the knowledge of Parent” means the actual knowledge of the executive officers of Parent listed on Schedule 4.

4.01  Corporate Organization and Qualification. Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Buyer has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

4.02  Capitalization

(a) The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock, of which 25,643,923 shares were issued and outstanding as of July 19, 2006, and 8,000,000 shares of preferred stock, par value $0.001 per share, none of which are issued and outstanding. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights and were offered, issued and sold by Buyer in compliance with applicable federal and state securities laws. Except for, as of July 19, 2006, 4,600,319 outstanding options to purchase shares of Parent Common Stock pursuant to Parent’s Stock Option Plan and, as of July 19, 2006, 59,075 outstanding warrants to purchase shares of Parent Common Stock, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or any other equity security of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or any other equity security of Parent other than as provided for in this Agreement. There are no bonds, debentures, notes, shares of preferred stock or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for securities having the right to vote) on any matters on which the stockholders of Parent may vote. There are no agreements or understandings with respect to the voting of any shares of Parent Common Stock or which restrict the transfer of such shares to which Parent is a party, other than applicable federal and state securities laws.

(b) The authorized capital stock of Buyer consists of 1,000 shares of common stock, par value $0.01 per share (“Buyer Common Stock”), 1,000 of which are issued and outstanding. All of the issued and outstanding shares of Buyer Common Stock are owned by Parent, have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.

4.03  No Prior Activities of Buyer.  Buyer has not incurred, directly or indirectly, any liabilities or obligations, except those incurred in connection with its incorporation or with negotiation of this Agreement and consummation of the transactions contemplated hereby. Buyer has not engaged, directly or indirectly, in any business or activity of any type or kind, or entered into any agreement or arrangement with any Person, or become subject to or bound by any obligation or undertaking, that is not contemplated by or in connection with this Agreement and the transactions contemplated hereby.

4.04  Authority; No Violations.

(a)  Each of Parent and Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations and consummate the transactions contemplated in this Agreement and the Ancillary Agreements. The execution and delivery of this Agreement and the Ancillary Agreements by Parent and Buyer and the consummation by Parent and Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of each of Parent and Buyer and no other authorization or consent from the board of directors or shareholders of Buyer or Parent is necessary. This Agreement has been, and as of the Closing Date each of the Ancillary Agreements will be, duly and validly executed and delivered by Parent and Buyer and, assuming due execution and delivery and the validity and binding effect thereof on Seller, this Agreement constitutes, and on the Closing Date each of the Ancillary Agreements will constitute, valid and binding obligations of Parent and Buyer, enforceable against Parent and Buyer in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including all laws relating to fraudulent transfers), moratorium or similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)  Except as set forth on Schedule 4.04(b), the execution and delivery of this Agreement and the Ancillary Agreements by Parent and Buyer does not, and the performance of this Agreement and the Ancillary Agreements by Parent and Buyer will not (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Buyer, as the case may be, or (ii) to the knowledge of Parent, conflict with or violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree, license or injunction applicable to Parent or Buyer or any of their respective properties or assets, or (iii) result in any breach or violation of or constitute a default (or any event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Parent or Buyer under any material agreement to which Parent or Buyer is a party, except in the case of clauses (ii) and (iii) where such violation, conflict or breach would not reasonably be expected (A) to have a Parent Material Adverse Effect or (B) otherwise adversely affect Parent’s or Buyer’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

4.05  Consents and Approvals.  Except for (a) such filings under securities laws as may be necessary in connection with the issuance of the Parent Common Stock pursuant to this Agreement, (b) such filings as may be necessary as a result of any facts or circumstances related solely to Seller, and (c) any Consents and filings listed on Schedule 4.05, no Consent of or filing with any Governmental Entity or with any third party is necessary in connection with the execution and delivery by Parent and Buyer of this Agreement and the Ancillary Agreements and the consummation by Parent and Buyer of the transactions contemplated hereby and thereby, except where the failure to obtain such Consent or make such filing would not reasonably be expected to have a Parent Material Adverse Effect.

4.06  Broker’s Fees.  Neither Parent nor Buyer, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fee, commission or finder’s fee in connection with any of the transactions contemplated by this Agreement, except as set forth on Schedule 4.06.

4.07  Reports; Financial Statements.

(a)  Parent has timely made all filings required to be made by it with the United States Securities and Exchange Commission (“SEC”) since January 1, 2004 (such filings, the “Parent SEC Filings”). As of their respective dates, the Parent SEC Filings (i) complied as to form in all material respects with the requirements of the Securities Act and the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no event or circumstance has occurred or information exists with respect to Parent or its business, properties, operations or financial conditions, which, under the Securities Act, the Exchange Act or any other applicable rule or regulation, requires public disclosure or announcement by Parent at or before the date of this Agreement but which has not been so publicly announced or disclosed.

(b)  The audited financial statements and unaudited interim financial statements included or incorporated by reference in the Parent SEC Filings (i) were prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto and, in the case of the unaudited interim financial statements, are subject to normal year end adjustments which will not be material in amount in the aggregate), (ii) complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iii) fairly present in all material respects the consolidated financial position of Parent as of the dates thereof and the income, cash flows, and changes in stockholder’s equity as of the dates, and for the periods involved.

4.08  No Undisclosed Material Liabilities.  Except as set forth in the Parent SEC Filings, Parent has no material liabilities, contingent or otherwise, other than:

(a)  liabilities incurred in the ordinary course of business subsequent to the date of Parent’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

(b)  liabilities under this Agreement; and

(c)  liabilities that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

4.09  Absence of Certain Changes or Events. Except as set forth on Schedule 4.09, since the filing of its Quarterly Report on Form 10-Q for the quarter ending March 31, 2006, Parent has conducted its business in the ordinary and, without limiting the generality of the foregoing, there has not been any Parent Material Adverse Effect and, to the knowledge of Parent, no fact or condition specific to Parent exists which would reasonably be expected to have a Parent Material Adverse Effect.

4.10  Continued Listing of Stock. Parent’s Common Stock is listed for trading on the NASDAQ Global Select Market and meets all maintenance criteria for continued listing thereon. Parent has not received any notices or correspondences in writing from the NASDAQ regarding any current investigation or inquiry or providing any notice of a current proceeding with respect to the delisting of Parent’s securities.

4.11  Valid Issuance of Parent Common Stock. The shares of Parent Common Stock to be issued pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights and, except as contemplated by this Agreement, the Ancillary Agreements and applicable federal securities laws, free and clear of any encumbrances. Assuming the accuracy of the representations and warranties, and compliance with the covenants and agreements, of Seller in Section 6.02(a), and of the Seller Interest Holders and Key Continuing Employees pursuant to the Stock Restriction Agreements, the shares of Parent Common Stock to be issued to Seller pursuant to this Agreement will be validly issued pursuant to the “private placement” exemption from registration provided by Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act.

4.12  Funds Available. Buyer and/or Parent has sufficient cash, or firm commitments from responsible lending institutions, available lines of credit or other sources of available funds to enable it to make payment of any amounts to be paid by it pursuant to this Agreement.

4.13  Disclosure. No representation or warranty of Parent or Buyer contained in this Agreement or any schedule to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V
PRE-CLOSING COVENANTS

5.01  Conduct of Business.  During the period from the date of this Agreement and continuing until the Closing or sooner termination of this Agreement, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent or Buyer, Seller shall carry on the Business in the ordinary and usual course of business consistent with past practice. Seller shall use Commercially Reasonable Efforts to preserve its business organization, keep available the present services of its current officers, employees and agents who provide services to the EGG Division, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with Seller with respect to the Business.

5.02  Access to Information; Confidentiality.

(a)  Subject to Section 5.02(b), Seller shall afford to Parent, and shall cause its independent accountants to afford to Parent and Parent’s accountants, counsel and other representatives, reasonable access during normal business hours upon 24 hours prior notice during the period prior to the Closing to all of the EGG Division’s assets, properties and senior management personnel, including access to all Contracts and Business Records, and Seller shall permit Parent and its representatives to make abstracts from and copies of such Contracts and Business Records. During such period, Seller shall use its Commercially Reasonable Efforts to furnish promptly to Parent all other information related to the Business, including the assets, properties and personnel of the EGG Division, as Parent may reasonably request.

(b)  No party (or its representatives, agents, counsel, accountants or investment bankers) hereto shall disclose to any third party, other than either party’s representatives, agents, counsel, accountants or investment bankers any confidential or proprietary information about the business, assets or operations of the other parties to this Agreement or the transactions contemplated hereby, except as contemplated hereby and as may be required by applicable law. The parties hereto agree that the remedy at law for any breach of the requirements of this subsection will be inadequate and that any breach would cause such immediate and permanent damage as would be impossible to ascertain, and, therefore, the parties hereto agree and consent that in the event of any breach of this subsection, in addition to any and all other legal and equitable remedies available for such breach, including a recovery of damages, the non-breaching parties shall be entitled to obtain preliminary or permanent injunctive relief without the necessity of proving actual damage by reason of such breach and, to the extent permissible under applicable law, a temporary restraining order may be granted immediately on commencement of such action.

5.03  No Solicitation of Transactions. Until the earlier of (a) the Closing or (b) termination of this Agreement pursuant to Article VIII, neither Seller nor any of its directors, managers, officers, employees, representatives, agents and advisors nor other persons controlled by Seller shall solicit or hold discussions or negotiations with, or intentionally assist or provide any information to, any Person or group (other than Parent, Buyer and their Affiliates and representatives) concerning (i) any merger, consolidation, business combination, share exchange, or other similar transaction involving Seller or the EGG Division; or (ii) any sale, lease, exchange, mortgage, pledge, license transfer or other disposition of any equity interests or significant assets of Seller; provided, however, the above restrictions shall not apply with respect to any such activities related solely to Seller’s Lab Answer unit (the “Lab Answer Division”). Seller will promptly communicate to Parent and Buyer the terms of any proposal, discussion, negotiation or inquiry relating to a merger or disposition of a portion of its capital stock or assets or similar transaction involving Seller, the Business or the EGG Division (but not in any event the Lab Answer Division) and the identity of the party making such proposal or inquiry, which it may receive with respect to any such transaction.

5.04  Regulatory Matters. Each of Parent, Buyer and Seller shall cooperate with each other and use all Commercially Reasonable Efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Permits, Consents, approvals and authorizations of all Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement. Seller and Parent shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Seller, Parent or Buyer, as the case may be, which appear in any filing made with or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all Permits, Consents, approvals and authorizations of all Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Parent (or Buyer as the case may be) and Seller shall promptly furnish each other with copies of written communications received by Parent, Buyer or Seller, as the case may be, from or delivered by any of the foregoing to any Governmental Entity in respect of the transactions contemplated hereby.

5.05  Commercially Reasonable Efforts. Each party shall use their Commercially Reasonable Efforts to (a) obtain all Consents required by or necessary for the consummation of the transactions hereby, including but not limited to the written consent of applicable counterparties required for the assignment of any Assigned Contract, and (b) take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable to consummate the transactions contemplated hereby as soon as practicable. No party shall intentionally perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto or which would result in any representation or warranty herein contained of such party being untrue in any material respect as if originally made on and as of the Closing Date.

5.06  Notification; Disclosure Supplements. Each party shall promptly give the other party written notice of the existence or occurrence of any condition of which it becomes aware which would make any representation or warranty herein contained of such party untrue or which might reasonably be expected to prevent the consummation of the transactions contemplated hereby. Prior to the Closing, each party will supplement or amend the applicable Disclosure Schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedule shall have any effect for the purposes of determining satisfaction of the conditions set forth in Section 7.02(a) hereof (unless Parent consents in writing to such satisfaction of conditions or elects to waive such matter by closing the transactions contemplated hereby) or for the purposes of determining satisfaction of the conditions set forth in Section 7.03(a) hereof (unless Seller consents to such satisfaction of conditions or elects to waive such matter by closing the transactions contemplated hereby).

ARTICLE VI
ADDITIONAL AGREEMENTS

6.01  Non-Compete Agreement.

(a)  Seller agrees not to, during the Non-Compete Period, directly or indirectly: (i) solicit (or assist another in soliciting) any Covered Client or Prospective Client for Competitive Products or Services, or provide (or assist another in providing) Competitive Products or Services to any Covered Client or Prospective Client; (ii) encourage (or assist another in encouraging) any employee, contractor, consultant, supplier, or vendor performing services for Parent or any subsidiary of Parent (or the EGG Division during the Transition Period) to terminate his or her relationship with Parent or any subsidiary of Parent (or the EGG Division during the Transition Period), as applicable, or engage, hire or solicit (or assist another in engaging, hiring or soliciting) for employment or other personal service engagement any employee, any contractor or any consultant performing services for Parent or any subsidiary of Parent (or the EGG Division during the Transition Period); or (iii) offer Competitive Products or Services within the Restricted Area (for itself to others or on behalf of any Competing Business); provided, that Seller may own up to 5% of any class of securities of any company that is traded on a national securities exchange or through the NASDAQ Global Select Market. Notwithstanding the preceding sentence, Seller may engage in any of the activities listed in the preceding sentence with Parent’s prior written approval, which approval may be withheld in Parent’s sole discretion; provided, however, that, notwithstanding anything herein to the contrary, with respect to (i) and (iii) of the preceding sentence, Seller may engage in any of the activities listed in (i) and (iii) of the preceding sentence that are directly related to Seller’s performance of laboratory informatics consulting services and related product resale, regardless of whether any such activity occurs within or outside of the Restricted Area, relates to a Competitive Product or Service, or involves a Covered Client or Prospective Client.

(b)  During the Non-Compete Period, Seller expressly consents to and authorizes Parent and Buyer to disclose both the existence and terms of the applicable provisions of this Agreement to any future user of Seller’s services and to take any steps Parent or Buyer deems necessary to enforce this Agreement.

(c)  Seller hereby acknowledges that Parent and Parent’s subsidiaries have invested, and will continue to invest, significant time, cost, and effort in developing and maintaining their customer base and in developing and maintaining their prospective customer base. Seller further acknowledges that Parent’s and Parent’s subsidiaries’ relationships with their customers and prospective customers are intended to be continuous and long-term.

(d)  Seller agrees to use Commercially Reasonable Efforts to cause (i) each of the Seller Interest Holders listed on Schedule 6.01(d) (the “Key Seller Interest Holders”) to execute and deliver to Parent at Closing a Non-Compete Agreement in the form attached as Exhibit D (the “Non-Compete Agreements”), and (ii) each of the Continuing Employees listed on Schedule 6.01(d) (the “Key Continuing Employees”) to execute and deliver to Parent at Closing a Stock Restriction and Non-Compete Agreement in the form attached as Exhibit E (the “Stock Restriction and Non-Compete Agreements”).

6.02  Securities Matters.

(a)  Seller acknowledges and agrees that the issuance of shares of Parent Common Stock pursuant to this Agreement will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and that the Parent Common Stock will be issued to Seller in a private placement transaction effected in reliance on an exemption from the registration requirements of the Securities Act and in reliance on exemptions from the qualification requirements of applicable state securities laws. In connection therewith, Seller hereby represents and warrants as follows:

(i)  Seller is acquiring the shares of Parent Common Stock pursuant to this Agreement for Seller’s own account for investment and not with a view to, or for resale in connection with, the distribution thereof. Seller has no present intention of distributing any portion of the shares of Parent Common Stock (or any interest therein) in violation of applicable securities laws.

(ii)  Seller has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of an investment in Parent Common Stock and protecting its own interests in connection with such investment. Seller has reviewed Parent’s most recent Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q and Current Reports on Form 8-K of Parent filed with the SEC since the date of such Annual Report on Form 10-K.

(iii)  Assuming the truth and accuracy of Buyer and Parent’s representations and warranties set forth in Article IV, Seller is sufficiently aware of Parent’s business affairs and financial condition and has acquired sufficient information about Parent to reach an informed and knowledgeable investment decision with respect to acquiring Parent Common Stock pursuant to this Agreement.

(iv)  Seller is not acquiring the Parent Common Stock as a result of any general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act), including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

(v)  With respect to the tax and other economic considerations involved in acquiring the Parent Common Stock, Seller is not relying on Parent, and Seller has carefully considered and has, to the extent it believes such discussion necessary, discussed with its professional legal, tax, accounting and financial advisors the implications of acquiring the Parent Common Stock for its particular tax, financial and accounting situation.

(vi)  Seller acknowledges that the shares of Parent Common Stock so issued pursuant to this Agreement will be “restricted securities” under Federal and state securities laws and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

(vii)  Seller is familiar with Rule 144 of the Securities Act as presently in effect and each understands the restrictions and resale limitations imposed thereby and by the Securities Act.

(b)  Seller shall have the right to transfer shares of Parent Common Stock to the Key Continuing Employees pursuant to the Seller Retention Bonus Plan, in the amounts set forth opposite their names on Schedule 6.02(b), provided that each such Key Continuing Employee shall have executed and delivered to Parent a Stock Restriction and Non-Compete Agreement. Seller agrees not to make any disposition of all or any portion of the shares of Parent Common Stock unless (i) pursuant to registration under the Securities Act or pursuant to an available exemption from registration, and (ii) in compliance with any other transfer restrictions contained in the applicable stock restriction agreement.

(c)  The certificates representing the Parent Common Stock issued to Seller hereunder shall bear, in addition to any other legends required under applicable state securities laws, the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, OFFERED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT (I) PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION AND (II) IN ACCORDANCE WITH THE RESTRICTIONS AND CONDITIONS SET FORTH IN THE ASSET PURCHASE AGREEMENT DATED AS OF JULY 20, 2006 BY AND AMONG THE PARTIES THERETO. A COPY OF THE APPLICABLE PROVISIONS OF SUCH AGREEMENT SHALL BE FURNISHED BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER, TO THE EFFECT THAT ANY SALE OR TRANSFER OF THESE SECURITIES WILL BE IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

In order to prevent any transfer from taking place in violation of this Agreement, any Stock Restriction and Non-Compete Agreement or applicable law, Parent may cause a stop transfer order to be placed with its transfer agent with respect to the Parent Common Stock. Parent will not be required to transfer on its books any shares of Parent Common Stock that have been sold or transferred in violation of any provision of this Agreement or applicable law.

(d)  During the two year period following the Closing Date, Parent shall (i) use its Commercially Reasonable Efforts to make current public information available in accordance with Rule 144(c) under the Securities Act and to maintain the continued listing of its shares of Common Stock for trading on the NASDAQ Global Select Market and (ii) furnish to Seller and each Key Continuing Employee upon written request, a written statement as to its compliance with the requirements of Rule 144(c) and the reporting requirements of the Securities Act and the Exchange Act.

(e)  Parent shall file, within 75 days after the Closing Date, a registration statement (“Registration Statement”) on Form S-3, or other appropriate registration form, with the SEC under the Securities Act with respect to the offer and sale by Seller pursuant to Rule 415 promulgated under the Securities Act of all the shares of Parent Common Stock issued to Seller pursuant to this Agreement, including the Parent Common Stock included in the Escrow Payment, not otherwise distributed to the Key Continuing Employees pursuant to the Seller Retention Bonus Plan (the “Registrable Securities”) and will use its Commercially Reasonable Efforts to cause (i) such Registration Statement to become effective as soon as practicable thereafter, and (ii) the Registrable Securities to be listed on NASDAQ Global Select Market.

(f)  Notwithstanding any other provision of this Section 6.02, if Parent shall furnish to Seller a certificate signed by the president or chief executive officer of Parent stating that in the good faith judgment of the board of directors of Parent it would be seriously detrimental to Parent and its stockholders (including Seller) for such Registration Statement to be filed or such registration to be effected at such time, Parent shall have the right to defer the filing of the registration statement for so long as reasonably necessary, but no later than 150 days after the Closing Date.

(g)  Parent shall prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities and shall use Commercially Reasonable Efforts to keep such registration statement effective until the earlier of such time as Seller shall have completed the distribution described in the Registration Statement or the date on which all the Registrable Securities may be immediately sold without registration, and without restriction as to the number of securities to be sold, pursuant to Rule 144 under the Securities Act.

(h)  Parent shall, if required under applicable law at the time, use its Commercially Reasonable Efforts to register and qualify the Registrable Securities under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by Seller; provided that Parent shall not be required in connection with such registration and qualification or as a condition to such registration and qualification (i) to qualify to do business or to file a general consent to service of process in any such states or jurisdictions or (ii) to subject itself to taxation in any jurisdiction.

(i)  Parent shall promptly notify Seller at any time when a prospectus relating to the Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated in such prospectus or necessary to make the statements in such prospectus not misleading in the light of the circumstances then existing.

(j)  Parent shall promptly furnish without charge to Seller such number of conformed copies as Seller may reasonably request of the Registration Statement and of each amendment and supplement thereto (in each case including all exhibits and documents incorporated by reference), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any prospectus supplement) and any other prospectus filed under Rule 424 promulgated under the Securities Act relating to the Registrable Securities included in the Registration Statement.

(k)  Parent shall promptly notify Seller (i) when such Registration Statement or any prospectus used in connection therewith, or any amendment or supplement thereto, (A) is proposed to be filed and shall provide Seller’s legal counsel with a copy of such Registration Statement or prospectus in substantially the form proposed to be filed not less than three trading days before such filing and (B) has been filed and, with respect to such Registration Statement or any post-effective amendment thereto, when the same has become effective, (ii) of any written request by the SEC for amendments or supplements to such Registration Statement or prospectus or for supplemental information, (iii) of the notification to Parent by the SEC of its initiation of any proceeding with respect to the issuance by the SEC of, or of the issuance by the SEC of, any stop order suspending the effectiveness of such Registration Statement; and (iv) of the receipt by Parent of any notification with respect to the suspension of the qualification of the Registrable Securities for sale under the applicable securities or “blue-sky” laws of any jurisdiction.

(l)  In the event of the issuance of any stop order suspending the effectiveness of the Registration Statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of the Registrable Securities for sale in any jurisdiction, Parent shall use Commercially Reasonable Efforts to obtain the withdrawal of such order.

(m)  All expenses incurred in effecting the registration under Registration Statement shall be borne by Parent, including all registration fees, blue sky expenses, printing fees and listing fees. All underwriting discounts, selling commissions, and stock transfer taxes relating to the Registrable Securities shall be borne by Seller.

(n)  Parent may require Seller to, and Seller shall, furnish Parent with such information regarding Seller and the distribution of the Registrable Securities as Parent may from time to time reasonably request in writing and to otherwise cooperate in connection with such registration. At any time during the effectiveness of the Registration Statement, if Seller becomes aware of any change materially affecting the accuracy of the information contained in such Registration Statement or the prospectus (as then amended or supplemented) relating to Seller, including but not limited to the sale or disposition of all Registrable Securities owned by Seller, Seller will promptly notify Parent of such change.

(o)  Upon receipt of any notice from Parent of the happening of any event as a result of which any prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, Seller will forthwith discontinue Seller’s disposition of Registrable Securities pursuant to the Registration Statement until Seller receives copies of a supplemented or amended prospectus from Parent and, if so directed by Parent, shall deliver to Parent (at Parent’s expense) all copies, other than permanent file copies, then in Seller’s possession of the prospectus relating to such Registration Statement current at the time of receipt of such notice.

(p)  Parent shall, to the full extent permitted by law, indemnify and hold harmless Seller, its directors, officers, employees, agents and each other Person, if any, who controls Parent within the meaning of the Securities Act, against any expenses, claims, losses, damages or liabilities to which Seller may become subject under the Securities Act or otherwise, insofar as such expenses, claims, losses, damages or liabilities or actions in respect thereof arise out of or are based upon any untrue statement of any material fact contained in the Registration Statement, final prospectus, preliminary prospectus, or prospectus supplement contained therein or filed with the SEC, or any amendment or supplement thereto, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading; provided, that Parent shall not be liable in any such case to the extent that any such loss (or actions in respect thereof) arises out of or is based upon an untrue statement or omission made in any such Registration Statement, final prospectus, amendment or supplement in reliance upon and in conformity with information furnished in writing to Parent by Seller and stated to be specifically for use therein.

(q)  Seller shall, to the full extent permitted by law, indemnify and hold harmless Parent, its directors, officers, employees, agents and each other Person, if any, who controls Parent within the meaning of the Securities Act, against any expenses, claims, losses, damages or liabilities to which Parent or any such director, officer, employee, agent or controlling person may become subject under the Securities Act or otherwise, insofar as such expenses, claims, losses, damages or liabilities arise out of or are based upon any untrue statement of any material fact contained in the Registration Statement, final prospectus or prospectus supplement contained therein or filed with the SEC, or any amendment or supplement thereto, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, if such untrue statement or omission was made in reliance upon and in conformity with written information furnished to Parent by Seller specifically stating that it is for use in the preparation of such Registration Statement, final prospectus, amendment or supplement; provided, however, that the obligation to provide indemnification pursuant to this Section 6.02(q) shall not exceed the value as of the date hereof of the Registrable Securities received by Seller pursuant to this Agreement. The foregoing indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Parent or any such director, officer, employee, agent or controlling person and shall survive the transfer of such securities by Seller.

(r)  Promptly after receipt by any party of notice of the commencement of any action or proceeding involving a claim referred to in Section 6.02(p) or 6.02(q), such party shall, if a claim in respect thereof is to be made against another party pursuant to such paragraphs, give written notice to the latter of the commencement of such action, provided that any failure of any party to give notice as provided therein shall not relieve any other party of its obligations under Section 6.02(p) or 6.02(q), as the case may be, except to the extent that such other party is actually prejudiced by such failure. In case any such action is brought, the party obligated to indemnify pursuant to Section 6.02(p) or 6.02(q), as the case may be, shall be entitled to participate in and, unless, in the reasonable judgment of counsel to any indemnified party, a conflict of interest between such indemnified party and any indemnifying party exists with respect to such claim, to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation; provided that the indemnified party may participate in such defense at the indemnified party’s expense. Without the consent of the indemnified party, no indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to each indemnified party of a release from all liability in respect to such claim or litigation. No indemnifying party shall be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld.

(s)  If the indemnity and reimbursement obligation provided for in Section 6.02(p) or 6.02(q) is unavailable or insufficient to hold harmless a party entitled to indemnification hereunder in respect of any expenses, claims, losses, damages or liabilities (or actions with respect thereto) referred to therein, the party obligated to indemnify hereunder shall contribute to the amount paid or payable by the indemnified party as a result of such expenses, claims, losses, damages or liabilities (or actions) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with statements or omissions which resulted in such expenses, claims, losses, damages or liabilities as well as any other relevant equitable considerations. Relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were-to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this paragraph. No Person guilty of fraudulent misrepresentation within the meaning of the Securities Act shall be entitled to contribution from any Person not guilty of such fraudulent misrepresentation.

6.03  Transition Services Agreement; Hiring of Continuing Employees. As additional consideration for Parent, and as a material inducement for Parent and Buyer to enter into this Agreement and to consummate the transactions contemplated hereby:

(a)  Parent and Seller agree to enter into the Transition Services Agreement on or before the Closing Date, pursuant to which Seller will use its Commercially Reasonable Efforts to (i) retain each of the Continuing Employees and Continuing Independent Contractors, and (ii) cause the Continuing Employees and Continuing Independent Contractors to perform services exclusively for the benefit of Parent (at the level and to the extent such services were performed for Seller prior to the Closing) from the Closing Date through August 31, 2006 (the “Transition Period”).

(b)  During the Transition Period, Parent will (i) offer employment, effective no later than the end of the Transition Period, to each Continuing Employee and (ii) offer to enter into Parent’s standard Contractor Services Agreements in substantially the form attached hereto as Exhibit J, effective no later than the end of the Transition Period, to each Continuing Independent Contractor. It shall be a condition to the employment of each Continuing Employee with Parent that such person execute Parent’s standard Confidentiality and Intellectual Property Assignment Agreement in the form attached hereto as Exhibit C.

6.04  Employee Benefit Plans.

(a)  Effective as of no later than September 1, 2006, Parent shall (i) cause each Continuing Employee that accepts employment with Parent to be covered under each employee benefit plan, program, or arrangement, including, but not limited to, any qualified retirement, medical, dental, vision, life insurance, cafeteria, disability, severance, nonqualified deferred compensation, or paid time-off plan, maintained by Parent or any of its Affiliates (“Parent Plan”) for which such Continuing Employee is eligible under the terms and conditions of each such Parent Plan. With respect to such Parent Plans, Parent shall credit prior service of the Continuing Employees with Seller as reflected on the records of Seller provided to Parent on or before the Closing Date for purposes of participation and vesting under any such Parent Plan and for purposes of participation, vesting, and calculation of benefits for periods after the Closing Date with respect to vacation benefits to the extent that such service is recognized under the analogous benefit plans and programs maintained by or on behalf of Seller (but this credit will not obligate Parent or Buyer to continue the employee benefit plans and programs maintained by Parent or Buyer or otherwise alter the terms and conditions of the Parent Plans or Parent’s or Buyer’s vacation benefits or any of them); provided, that such service need not be credited to the extent it will result in duplication of benefits. Any pre-existing condition restrictions and waiting period limitations that were deemed satisfied with respect to a particular person under any Current Employee Benefit Plan that is a group health plan immediately prior to the Closing Date shall be deemed satisfied by Parent and Buyer under their respective group health plans with respect to such person on or after the Closing Date to the extent (and only to the extent) agreed to by the insurer, if any, of the applicable Parent or buyer group health plan. Parent shall assume and honor all paid time-off obligations such as vacation, to the extent that such obligations are reflected on the Closing Date Statement.

(b)  The parties hereby agree that (i) Seller or its Commonly Controlled Entities will retain all Employee Benefit Plans and all associated liabilities and obligations and (ii) neither Buyer nor Parent will assume any Employee Benefit Plan or any obligations or liabilities thereunder, and none shall be considered to be either an “Acquired Asset,” an “Assigned Contract,” or an “Assumed Liability” for purposes of this Agreement, except as specifically set forth on the Estimated Statement, as revised by the Closing Date Statement. Seller or a Commonly Controlled Entity will maintain a group health plan (within the meaning of Section 4980B of the Code) for a period of at least 18 months from and after the Closing Date. Parent will use Commercially Reasonable Efforts to cause its retirement plan that is intended to be qualified within the meaning of section 401(a) of the Code (the “Parent Qualified Plan”) to accept the “eligible rollover distributions” (within the meaning of section 402(c)(4) of the Code) of each Continuing Employee who is eligible to participate in the Parent Qualified Plan distributed in cash from any Current Employee Benefit Plan that is a defined contribution plan qualified within the meaning of section 401(a) of the Code.

6.05  Publicity.  Except as otherwise required by law or the rules of the NASDAQ Global Select Market, from the date of this Agreement until the Closing Date or earlier termination of this Agreement, no party hereto shall issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other parties. Notwithstanding the above, Seller acknowledges that Parent, as a publicly held company, is subject to certain disclosure requirements under federal securities laws. Accordingly, Parent reserves the right to disclose this Agreement and the transactions contemplated hereby, including financial information regarding Seller and the status of negotiations, at any time it decides that such disclosure is appropriate under the federal securities laws or the rules of any stock exchange, provided, however, that Parent shall provide Seller and its counsel a reasonable time to review and comment upon such disclosure.

6.06  Taxes.

(a)  Seller shall pay the cost of all sales, transfer and use Taxes arising out of the transfer of the Acquired Assets pursuant to this Agreement. Seller shall pay all costs and expenses (including recording fees and real estate transfer Taxes and real estate transfer stamps) incurred in connection with obtaining or recording title to the Acquired Assets. The sales, use and transfer Tax returns required by reason of said transfer shall be timely prepared and filed by the party normally obligated by law or regulation to make such filing. Seller and Buyer agree to reasonably cooperate with each other in connection with the preparation and filing of such returns, in obtaining all available exemptions from such sales, use and transfer Taxes, and in timely providing each other with resale certificates and any other documents necessary to satisfy any such exemptions.

(b)  All ad valorem taxes, real property taxes, personal property taxes and similar obligations (“Property Taxes”) attributable to the Acquired Assets with respect to the tax period in which the Closing Date occurs shall be apportioned as of the Closing Date between Seller and Buyer determined by prorating such Property Taxes on a daily basis over the entire tax period. Buyer shall pay or cause to be paid, when due, to the Taxing Authorities all Property Taxes relating to the tax period during which the Closing Date occurs. Buyer shall send to Seller a statement that apportions the Property Taxes as of the Closing Date between Seller and Buyer based upon Property Taxes actually invoiced and paid to the Taxing Authorities by Buyer for the tax year which includes the Closing Date. This statement shall be accompanied by proof of actual payment of such Property Taxes for such tax year. Within five days of receipt of such statement and proof of payment, Seller shall reimburse Buyer for its pro-rated portion of such Property Taxes.

(c)  The parties agree that any shares of Parent Common Stock delivered by Parent to Seller as part of the Closing Stock Payment and further transferred by Seller to the Key Continuing Employees pursuant to the Seller Retention Bonus Plan and Section 6.02(b) hereof shall be treated for all Tax purposes as (i) consideration (in an amount equal to the value of such shares) paid by Parent to Seller as part of the Purchase Price and included in the Allocation, and (ii) compensation (in an amount equal to the value of such shares) paid by Seller to the Key Continuing Employees pursuant to the Seller Retention Bonus Plan.

6.07  Accounts Receivable. Following the Closing, the right to collect payment on all Accounts Receivable included in the Acquired Assets shall belong to Buyer. Following the Closing, to the extent that Seller receives any cash payments with respect to any such Accounts Receivable, or any other accounts receivable of Buyer or Parent arising from the Business from and after the Closing Date, Seller shall remit such payments to Buyer or Parent within three business days after the end of the week in which the cash was collected, together with a detailed summary of all such collections and copies of any invoices or remittance advices submitted by the applicable payor.

6.08  Audited Financial Statements. Seller will use Commercially Reasonable Efforts to cause to be delivered to Parent as soon as practicable following Closing the audited financial statements for the EGG Division (consisting of a balance sheet, statement of operations and statement of cash flows) for the year ended December 31, 2005; provided, that the cost of any such audit requested by Parent will be borne by Parent.

6.09  Reserved Accounts Receivable Collections. As soon as practicable after the end of the 210-day period following the Closing Date, Buyer shall cause to be prepared in accordance with GAAP in good faith, in a manner consistent with the procedures used by Seller to prepare the Financial Statements (to the extent such Financial Statements are in compliance with GAAP), subject to Seller’s good faith review and reasonable satisfaction, a statement (the “AR Statement”) of the collections of Accounts Receivable reflected on the Closing Date Statement (“Collected Closing AR”). Buyer shall deliver the AR Statement, together with supporting schedules, working papers and other relevant documents used to prepare the entries contained in the AR Statement, to Seller for review. Within 10 days following agreement between Seller and Buyer as to the AR Statement, Buyer shall pay to Seller the amount, if any, by which Collected Closing AR exceeds the aggregate amount of Accounts Receivable set forth in the Closing Date Statement net of the respective reserves reflected on the Closing Date Statement. In the event of any dispute regarding the AR Statement, such dispute shall be resolved by the Arbitrating Accountant pursuant to the procedures set forth in Section 2.07. Each party shall bear its fees and expenses with respect to any such arbitration proceeding, and the fees and expenses of the Arbitrating Accountant in connection with the resolution of any dispute under this Section 6.09 shall be borne 50% by Buyer and 50% by Seller.

6.10  Lease Assignments; Temporary Occupancy Agreement. Seller shall use Commercially Reasonable Efforts to, as promptly as practicable after the Closing Date (a) (i) sell, assign, transfer and deliver to Buyer, and Buyer shall purchase on such date of sale, assignment, transfer and delivery, all of Seller’s right, title and interest in and to the Assigned Leases (the applicable date of assignment of an Assigned Lease, its “Assigned Lease Assignment Date”); and (ii) deliver an estoppel certificate related to each Assigned Lease executed by Seller and the applicable landlord; and (b) receive the express written consent of Parkway Properties LP, a Delaware limited partnership (the “Landlord”), to the Temporary Occupancy Agreement in accordance with the provisions of Section 37 of that certain Lease Agreement dated as of November 1, 2005 (the “Lease Agreement”), by and between Landlord and Seller. As of the applicable Assigned Lease Assignment Date, Buyer shall assume and pay, perform and discharge in a timely manner according to their terms all Liabilities of Seller under the applicable Assigned Lease, and all Liabilities under the applicable Assigned Lease shall constitute a portion of the Assumed Liabilities from and after such date.

ARTICLE VII
CONDITIONS PRECEDENT

7.01  Conditions to Each Party’s Obligation. The respective obligation of each party under this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)  Regulatory Approvals. All necessary authorizations and Consents of all Governmental Entities required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(b)  No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing any of the transactions contemplated by this Agreement shall be in effect and no proceeding initiated by any Governmental Entity seeking an injunction shall be pending. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal any of the transactions contemplated by this Agreement.

7.02  Conditions to Obligations of Parent and Buyer. The obligation of Parent and Buyer to effect the transactions contemplated hereby is also subject to the satisfaction or waiver by Parent or Buyer, at or prior to the Closing, of the following conditions:

(a)  Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), except to the extent that such representations and warranties are qualified by the term “material” or contain terms such as “Seller Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date). Parent shall receive at Closing a certificate signed on behalf of Seller by an authorized officer to the foregoing effect.

(b)  Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer shall receive at Closing a certificate signed on behalf of Seller by an authorized officer to such effect.

(c)  Escrow Agreement. Seller and the Escrow Agent shall each have executed and delivered the Escrow Agreement.

(d)  Bill of Sale. Seller shall have executed and delivered the Bill of Sale.

(e)  Transition Services Agreement. Seller shall have executed and delivered the Transition Services Agreement.

(f)  Non-Compete Agreements. The Key Seller Interest Holders shall have executed and delivered the Non-Compete Agreements.

(g)  Restricted Stock and Non-Compete Agreements. The Key Continuing Employees shall have executed and delivered the Restricted Stock and Non-Compete Agreements.

(h)  Opinion of Counsel for Seller. Parent and Buyer shall have received an opinion of Mayer, Brown, Rowe & Maw LLP, counsel for Seller, in substantially the form attached as Exhibit H.

(i)  Lien Releases. Seller shall have delivered lien releases, pay-off letters and UCC-3 termination statements as may be necessary to evidence the release and termination of all material Encumbrances (other than Permitted Encumbrances) on the Acquired Assets and on Seller’s rights, title and interests in the Acquired Assets that are not owned by Seller.

(j)  Certificate of Account Status. Seller shall have delivered a Certificate of Account Status for Seller showing no tax due, certified by the Texas Comptroller of Public Accounts as of a date within thirty (30) days prior to the Closing Date.

(k)  FIRPTA Certificate. Seller shall have delivered a certificate of non-foreign status of Seller meeting the requirements of Treasury Regulation 1.1445-2(b)(2).

(l)  Temporary Occupancy Agreement. Seller shall have executed and delivered the Temporary Occupancy Agreement.

(m)  Closing Deliveries. All other documents and instruments required to be delivered by Seller to Buyer in order to consummate the transactions contemplated hereby shall have been delivered.

(n)  No Material Adverse Changes. During the period between the execution of this Agreement and the Closing Date, there shall not have been any Seller Material Adverse Effect and no fact or condition specific to Seller shall exist which has had or would reasonably be expected to have a Seller Material Adverse Effect after the Closing.

7.03  Conditions to Obligations of Seller.  The obligations of Seller to effect the transactions contemplated hereby is also subject to the satisfaction, or waiver by Seller, at or prior to the Closing of the following conditions:

(a)  Representations and Warranties. The representations and warranties of Parent and Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), except to the extent that such representations and warranties are qualified by the term “material” or contain terms such as “Parent Material Adverse Effect” in which case such representations and warranties shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date). Seller shall receive at Closing a certificate signed on behalf of Parent and Buyer by an authorized officer of each company to the foregoing effect.

(b)  Performance of Obligations of Parent and Buyer. Parent and Buyer shall have each performed all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Seller shall receive at Closing a certificate signed on behalf of Parent and Buyer by an authorized officer of each company to such effect.

(c)  Escrow Agreement. Parent, Buyer, and the Escrow Agent shall each have executed and delivered the Escrow Agreement.

(d)  Bill of Sale. Parent and Buyer shall each have executed and delivered the Bill of Sale.

(e)  Transition Services Agreement. Parent and Buyer shall each have executed and delivered the Transition Services Agreement.

(f)  Temporary Occupancy Agreement. Buyer shall have executed and delivered the Temporary Occupancy Agreement.

(g)  Opinion of Counsel for Parent and Buyer. Seller shall have received an opinion of Vinson & Elkins LLP, counsel for Parent and Buyer, in substantially the form attached as Exhibit I.

(h)  Closing Deliveries. All other documents and instruments required to be delivered to Seller by Buyer in order to consummate the transactions contemplated hereby shall have been delivered.

ARTICLE VIII
TERMINATION AND AMENDMENT

8.01  Termination. This Agreement may be terminated at any time prior to the Closing:

(a)  by mutual written consent of Parent and Seller;

(b)  by either Parent or Seller (provided, however, that the right to terminate this Agreement under this clause shall not be available to any party whose breach or failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur) if there shall have been any material breach of any of the covenants or agreements set forth in this Agreement on the part of Buyer or Parent, on the one hand, or Seller, on the other hand, or any of the representations and warranties of such party shall cease to be materially true and correct, such that the provisions of Sections 7.02(a) and 7.02(b) or Sections 7.03(a) and 7.03(b), as the case may be, would not be satisfied and such breach has not been cured within 10 days after notice thereof to the breaching party; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(c)  by either Parent or Seller if the Closing shall not have occurred by August 31, 2006; provided, however, such date may be increased by an additional 30 days at the request of a party if the Closing is delayed solely because any Requisite Regulatory Approval has not been obtained and such party is diligently undertaking such efforts required to obtain the same; provided, further, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to any party whose actions or failure to act has been a primary cause of, or resulted in, the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.

8.02  Effect of Termination.  In the event of termination of this Agreement by either Parent or Seller as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, except that Section 5.02(b) shall survive any termination of this Agreement for a period of two years following such termination, and there shall be no further obligation on the part of Parent, Buyer, Seller, or their respective officers or directors except for the obligations under such provisions. Notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its intentional breach of any provision of this Agreement.

8.03  Expenses.  Regardless of whether the transactions contemplated by this Agreement close, each party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

8.04  Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.05  Extension; Waiver.  Any agreement on the part of a party hereto to (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver shall nor operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
INDEMNIFICATION

9.01  Agreement to Indemnify. Following the Closing and subject to the limitations set forth herein,

(a)  Seller shall indemnify, defend and hold harmless Parent, Buyer and their respective Affiliates, officers, directors, employees, representatives and agents (“Purchaser Indemnitees” and, singularly, a “Purchaser Indemnitee”) against and in respect of any and all Damages, by reason of or otherwise arising out of:

(i)  any Excluded Liability;

(ii)  any Net Working Capital shortfall determined pursuant to Section 2.06;

(iii)  any Seller Warranty Liabilities; or

(iv)  any breach by Seller of a representation, warranty or covenant contained in this Agreement;

provided, that, the Purchaser Indemnitees will not be entitled to indemnification pursuant to this Section 9.01(a) unless the aggregate amount of all Damages for which indemnification is sought by the Purchaser Indemnitees exceeds $127,500 (the “Purchaser Indemnification Basket”), in which case the Purchaser Indemnitees will be entitled to indemnification for the full amount of such Damages; provided, further, that the Purchaser Indemnification Basket shall not apply to any claim for indemnification based on (A) items (i), (ii) or (iii) above or (B) item (iv) above to the extent such claim relates to a breach by Seller under Section 3.05, 3.09, 3.12 or 3.25 (such claims collectively, the “Seller Carved-Out Liabilities”).

(b)  Parent shall indemnify, defend and hold harmless Seller and its Affiliates, officers, directors, employees, representatives and agents (the “Seller Indemnitees”) against and in respect of any and all Damages by reason of or otherwise arising out of:

(i)  any Assumed Liability;

(ii)  Seller’s efforts to enforce, for the account and benefit of Buyer, any and all rights of Seller under the Assigned Contracts set forth on Schedule 3.04(c); or

(iii)  any breach by Parent or Buyer of any representation, warranty or covenant contained in this Agreement;

provided, that, the Seller Indemnitees will not be entitled to indemnification pursuant to this Section 9.01(b) unless the aggregate amount of all Damages for which indemnification is sought by the Seller Indemnities exceeds $127,500 (the “Seller Indemnification Basket”), in which case the Seller Indemnitees will be entitled to indemnification for the full amount of such Damages; provided, further, that the Seller Indemnification Basket will not apply to any claim for indemnification based on (A) items (i) or (ii) above or (B) item (iii) above to the extent such claim relates to a breach by Buyer or Parent under Section 6.09 (the “Buyer Carved-Out Liabilities”).

9.02  Survival of Indemnity. The representations, warranties and covenants of Seller and Parent, and the indemnification obligations related thereto pursuant to Section 9.01 shall survive the Closing for a period of two years after Closing, except for Damages arising from (a) any failure of Seller to pay, perform or discharge any Seller Carved-Out Liabilities or (b) any failure of Parent or Buyer to pay, perform or discharge any Buyer Carved-Out Liabilities, in each which case the obligations of the applicable Indemnifying Party pursuant to Section 9.01 shall survive indefinitely or, if earlier, six-months after the expiration of the applicable statute of limitations. Any claims for indemnification in accordance with this ARTICLE IX with respect to Damages resulting from any representation or warranty must be made (and will be null and void unless made) prior to the end of the applicable survival period. Upon expiration of such period, no Indemnifying Party shall have any liability for Damages under such indemnification obligations unless it has received written notice from an Indemnified Party claiming indemnification prior to the expiration of the applicable period as required.

9.03  Additional Provisions.

(a)  Limitations on Indemnified Amounts of Seller. In no event shall the aggregate indemnity obligations of Seller exceed an amount equal to the Purchase Price. The liability of Seller for indemnification under this ARTICLE IX by reason of or arising out of any breach by Seller of any representation, warranty or covenant shall not be modified, waived or diminished by any examination or investigation conducted by Parent or Buyer of the books, records or operations of Seller or the EGG Division.

(b)  Limitations on Indemnified Amounts of Parent. In no event shall Parent’s aggregate indemnity obligations exceed an amount equal to the maximum potential aggregate indemnification obligations of Seller as provided in Section 9.03(a). The liability of Parent for indemnification under this ARTICLE IX by reason of or arising out of any breach by Parent or Buyer of any representation, warranty or covenant shall not be modified, waived or diminished by any examination or investigation conducted by Seller of the books, records or operations of Parent or Buyer.

(c)  No Limitation in Event of Fraud. Notwithstanding any other provision hereof, nothing in this ARTICLE IX (including the provisions of paragraphs (a) and (b) of this Section 9.03) or otherwise shall limit, in any manner, any remedy at law or equity, to which any party may be entitled as a result of fraud by any Indemnifying Party or its employees, officers or directors.

(d)  Exclusivity of Remedy; Survival of Covenants. Following the Closing, except in respect of claims based upon fraud or any violation of federal securities laws, the indemnification accorded by this Section shall be the sole and exclusive remedy of the parties indemnified under this ARTICLE IX in respect of any misrepresentation or inaccuracy in, or breach of, any representation or warranty or any breach or failure in performance of any covenant or agreement made in this Agreement or in any document or certificate delivered pursuant hereto. Notwithstanding the foregoing, in the event of any breach or failure in performance after the Closing of any covenant or agreement, a non-breaching party shall also be entitled to seek specific performance, injunctive or other equitable relief. The covenants of any party shall terminate according to the terms of such covenant and the expiration of the applicable statutes of limitations.

(e)  Subrogation. Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this ARTICLE IX, an Indemnifying Party shall be subrogated, to the extent of such payment, to any rights that the Indemnified Party may have against any other persons with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall take such actions as the Indemnifying Party may reasonably require to perfect such subrogation or to pursue such rights against such other persons as the Indemnified Party may have.

9.04  Claim Notice; Definitions; Third Party Claim Procedures.

(a)  Claim Notice. An Indemnified Party shall give each Indemnifying Party from whom indemnification is sought prompt written notice (a “Claim Notice”) of any claim, demand, action, suit, proceeding or discovery of fact upon which the Indemnified Party intends to base the claim for indemnification under this ARTICLE IX, which shall contain (i) a description and a good faith estimate of the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this ARTICLE IX for such Damages, and (iii) a demand for payment, provided, however, that no failure to give such Claim Notice shall excuse any Indemnifying Party from any obligation hereunder except to the extent the Indemnifying Party is materially and actually prejudiced by such failure. Parent, Buyer, and Seller agree that the procedures set forth in the Escrow Agreement with respect to Claim Notices and responses thereto shall govern all claims made against the Escrow Payment.

(b)  Definitions. The term “Indemnified Party” shall mean a party (or its successor) who is entitled to indemnification from a party hereto pursuant to this ARTICLE IX; the term “Indemnifying Party” shall mean a party (or its successor) hereto who is required to provide indemnification under this ARTICLE IX to another party; and the term “Third Party Claim” shall mean any claim, action, suit, proceeding, investigation or like matter which is asserted or threatened by a party other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject.

(c)  Third Party Claim Procedures. The Indemnified Party may, upon reasonable notice, tender the exclusive defense of a Third Party Claim (subject to the provisions of this Section 9.04(c)) to the Indemnifying Party. If (i) the defense of a Third Party Claim is so tendered and within 30 days thereafter such tender is accepted without qualification (or reservation of rights) by the Indemnifying Party; or (ii) within 30 days after the date on which written notice of a Third Party Claim has been given pursuant to this Section 9.04(c), the Indemnifying Party shall acknowledge in writing to the Indemnified Party and without qualification (or reservation of rights) its indemnification obligations as provided in this ARTICLE IX; then, except as hereinafter provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Third Party Claim. The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party provided that the Indemnified Party shall be entitled to reimbursement therefore if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim as herein provided. The Indemnifying Party shall lose its right to defend and settle the Third Party Claim if it shall fail to diligently contest, defend, litigate and settle the Third Party Claim as provided herein. So long as the Indemnifying Party has not lost its right, defend, litigate and settle and/or obligation to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the right, upon receiving the prior written approval of the Indemnified Party (which shall not be unreasonably withheld unless such settlement does not fulfill the conditions set forth in the following sentence and which shall be deemed automatically given if a response has not been received within the 30-day period following receipt of the proposed settlement by the Indemnified Party), to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable. Notwithstanding anything to the contrary herein contained, in connection with any settlement negotiated by an Indemnifying Party, no Indemnified Party or Indemnifying Party (as the case may be) that is not controlling the defense and or settlement of the Third Party Claim (the “Non-Control Party”) shall be required by an Indemnifying Party or Indemnified Party controlling the litigation to (and no such party shall) (x) enter into any settlement that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Non-Control Party of a release from all liability in respect of such claim or litigation, (y) enter into any settlement that attributes by its terms liability to the Non-Control Party or which may otherwise have an adverse effect on the Indemnified Party’s business, or (z) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the litigation or proceeding with prejudice. All expenses (including attorneys’ fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this ARTICLE IX shall relieve it of such obligations to the extent they exist. If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume, the defense of a Third Party Claim pursuant to this ARTICLE IX, or if, in accordance with the foregoing, the Indemnifying Party does not have the right or shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least 20 days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party. If, pursuant to this Section 9.04(c), the Indemnified Party so contests, defends, litigates or settles a Third Party Claim, for which it is entitled to indemnification hereunder as provided herein, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys’ fees and other expenses of defending, contesting, litigating and/or settling the Third Party Claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys’ fees and other expenses. The Indemnified Party or the Indemnifying Party, as the case may be, shall furnish such information in reasonable detail as it may have with respect to a Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) to the other party if such other party is assuming defense of such claim, and make available all records and other similar materials which are reasonably required in the defense of such Third Party Claim and shall otherwise cooperate with and assist the defending party in the defense of such Third Party Claim.

9.05  Independent Investigation. Buyer and Parent acknowledge that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, they have relied solely on the basis of their own independent investigation of Seller, the Business and the Acquired Assets and upon the express written representations, warranties and covenants in this Agreement. Without diminishing the scope of the express written representations, warranties and covenants of Seller in this Agreement and without affecting or impairing its right to rely thereon, Buyer and Parent acknowledge that Seller has not made, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE ACQUIRED ASSETS AND OPERATIONS OF THE BUSINESS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE).

ARTICLE X
GENERAL PROVISIONS

10.01  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or telecopied (with confirmation from recipient) provided that a copy of all telecopies is sent by one of the other delivery methods set forth in this Section 10.01 within one day of being telecopied, three days after mailed by registered or certified mail (return receipt requested) or on the day delivered by an express courier (with confirmation from recipient) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Buyer, to:

Perficient, Inc.
1120 South Capital of Texas Highway
Building 3, Suite 200
Austin, Texas 78746
Attn: John T. McDonald, Chief Executive Officer
Phone:  (512) 531-6000
Facsimile: (512) 531-6011

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP
The Terrace 7
2801 Via Fortuna, Suite 100
Austin, Texas 78746
Attn: J. Nixon Fox III, Esq.
Phone:  (512) 542-8427
Facsimile: (512) 236-3216

(b)	if to Seller, to:

Digital Consulting & Software Services, Inc.
One Sugar Creek Center Blvd., Suite 500
Sugar Land, Texas 77478-3556
Attn: Chief Financial Officer
Phone:  (512) 542-8427
Facsimile: (512) 236-3216

with a copy (which shall not constitute notice) to:

Mayer, Brown, Rowe & Maw LLP
700 Louisiana, Suite 3400
Houston, Texas 77002
Attn: Robert F. Gray, Jr.
Phone:  (713) 238-2600
Facsimile: (713) 238-4600

10.02  Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

10.03  Counterparts and Facsimile Signatures. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Furthermore, this Agreement may be executed by the facsimile signature of any party hereto; it being agreed that the facsimile signature of any party hereto shall be deemed an ink-signed original for all purposes.

10.04  Entire Agreement. This Agreement (including the Ancillary Agreements and all other documents and the instruments delivered pursuant hereto or otherwise referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

10.05  Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas, without regard to any applicable conflicts of law principles thereof.

10.06  Arbitration. If any dispute relating to this Agreement arises between the parties, and no agreement relating to such dispute can be reached after good faith negotiation, either Parent or Buyer, on the one hand, or Seller, on the other hand, shall, by written notice to the other, demand that such dispute be settled by arbitration conducted by one arbitrator to be mutually agreed to by the parties; provided, however, that if the parties cannot mutually agree on an arbitrator within 15 days of any such written notice, then the arbitration shall be conducted by a panel of three arbitrators, one selected jointly by Parent and Buyer, the second selected by Seller and the third to be mutually agreed upon by the arbitrator jointly selected by Parent and Buyer and the arbitrator selected by Seller. The decision of the arbitrator(s) shall be written, shall be in accordance with applicable law and with this Agreement, and shall be supported by written findings of fact and conclusion of law which shall set forth the basis for the decision of the arbitrator(s). The costs of any such arbitration proceeding shall be shared equally by the parties unless otherwise determined by the arbitrator(s). The decision of the arbitrator(s) as to the validity and amount of any claim shall be binding and conclusive upon the parties to this Agreement. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be held in Travis County, Texas under the commercial arbitration rules then in effect of the American Arbitration Association. Notwithstanding any of the foregoing or any other provision of this Agreement, a court of competent jurisdiction shall have the power to maintain the status quo pending the arbitration of any dispute under this Section, and this Section shall not require the arbitration of an application for emergency or temporary injunctive relief by either party pending arbitration; provided, however, that the remainder of any such dispute beyond the application for emergency or temporary injunctive relief shall be subject to arbitration under this Section.

10.07  Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in Section 5.02, 5.03 or 6.01 of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 5.02, 5.03 or 6.01 of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any court located in Travis County, Texas, this being in addition to any other remedy to which they are entitled at law or in equity.

10.08  Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is deemed to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.09  Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein (including in Sections 6.03(b) and 6.04(a) and (b)), this Agreement (including the documents and instruments delivered pursuant hereto or otherwise referred to herein) is not intended to, and shall not, confer upon any Person other than the parties hereto any rights or remedies hereunder.

IN WITNESS WHEREOF, Parent, Buyer and Seller have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PARENT:

PERFICIENT, INC.

By: /s/ John T. McDonald
Name: John T. McDonald
Title: Chief Executive Officer

BUYER:

PERFICIENT DCSS, INC.

By: /s/ John T. McDonald
Name: John T. McDonald
Title: Chief Executive Officer

SELLER:

DIGITAL CONSULTING & SOFTWARE SERVICES, INC.

By: /s/ Robert L. Patterson
Name: Robert L. Patterson
Title: Chief Operating Officer